UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12

AKAMAI TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

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Dear Fellow Stockholders:

We had another excellent year in 2015. We generated $2.2 billion in revenue, our highest level ever. As a result, Akamai is one of only 11 U.S. public Internet Software and Services companies that generated over $2 billion in annual revenue in 2015.

For the year, net income was $321 million, or $1.78 per diluted share. We also generated $764 million in cash from operations, or 35% of revenue, exiting the year with roughly $1.5 billion in cash, cash equivalents and marketable securities. In addition, we completed three significant technology acquisitions, increased the diversity of our workforce and continued to innovate across all of our offerings.

Looking forward to 2016, our strategy is centered on making the Internet fast, reliable and secure for our customers. In support of this strategy, we continue to be focused on solving four grand challenges faced by our customers:

●	delivering video over the Internet with unparalleled quality, scale and affordability;

●	providing near-instant performance for websites and apps on any device, anywhere;

●	securing websites and datacenters from cyber-attacks that aim to disrupt their online operations, corrupt their data or steal sensitive information; and

●	scaling enterprise networks to handle growing cloud workloads efficiently and securely.

I see a very bright and exciting future for Akamai. All of us here want to thank you, our fellow stockholders, for your continued support. We believe that our achievements attest to the sound fundamentals of our strategy and the value of our innovative technology for our customers.

I am also pleased to invite you to attend Akamai’s 2016 Annual Meeting of Stockholders to be held on Wednesday, May 11, 2016, at 9:30 a.m. at Akamai’s offices at 150 Broadway, Cambridge, Massachusetts, 02142.

Details regarding admission to the meeting and the business to be conducted at the meeting are more fully described in the accompanying Notice of 2016 Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the 2016 Annual Meeting of Stockholders, we hope you will vote as soon as possible. Voting by proxy will ensure your representation at the 2016 Annual Meeting of Stockholders if you do not attend in person. Please review the instructions on the proxy card regarding your voting options.

/s/ Dr. Tom Leighton Dr. Tom Leighton
Co-Founder and Chief Executive Officer

AKAMAI TECHNOLOGIES, INC.

150 BROADWAY

CAMBRIDGE, MASSACHUSETTS 02142

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 11, 2016

The 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Akamai Technologies, Inc. (“Akamai” or the “Company”) will be held on Wednesday, May 11, 2016, at 9:30 a.m., local time, at the Company’s offices at 150 Broadway, Cambridge, Massachusetts, 02142.

At the Annual Meeting, we expect stockholders will consider and vote upon the following matters:

(1)	To elect the four nominees named in the attached proxy statement as members of our Board of Directors to serve as Class II directors for a term of three years;

(2)	To approve, on an advisory basis, our executive officer compensation;

(3)	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2016; and

(4)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 15, 2016, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. The stock transfer books of Akamai will remain open for the purchase and sale of Akamai’s common stock.

All stockholders are cordially invited to attend the Annual Meeting.

By order of the Board of Directors,

/s/ Melanie Haratunian
MELANIE HARATUNIAN
Executive Vice President, General Counsel and Secretary

Cambridge, Massachusetts

April 1, 2016

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AT YOUR EARLIEST CONVENIENCE. MOST STOCKHOLDERS HAVE A CHOICE OF VOTING OVER THE INTERNET, BY TELEPHONE OR BY USING A TRADITIONAL PROXY CARD. SENDING IN YOUR PROXY WILL NOT PREVENT YOU FROM VOTING YOUR SHARES IN PERSON AT THE ANNUAL MEETING IF YOU DESIRE TO DO SO, AND YOUR PROXY IS REVOCABLE AT YOUR OPTION BEFORE IT IS EXERCISED.

i

AKAMAI TECHNOLOGIES, INC.

150 BROADWAY

CAMBRIDGE, MASSACHUSETTS 02142

PROXY STATEMENT

THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF AKAMAI TECHNOLOGIES, INC. (“AKAMAI” OR THE “COMPANY”) FOR USE AT THE 2016 ANNUAL MEETING OF STOCKHOLDERS (THE “ANNUAL MEETING”) TO BE HELD AT THE OFFICES OF AKAMAI TECHNOLOGIES, INC., 150 BROADWAY, CAMBRIDGE, MASSACHUSETTS, 02142 AT 9:30 AM LOCAL TIME ON MAY 11, 2016, AND AT ANY ADJOURNMENT OR POSTPONEMENT OF THAT MEETING. You may obtain directions to the location of the Annual Meeting by contacting Investor Relations, Akamai Technologies, Inc., 150 Broadway, Cambridge, Massachusetts 02142; telephone: 617-444-3000.

Our Annual Report to Stockholders for the year ended December 31, 2015 is being mailed to our stockholders with the mailing of the Notice of 2016 Annual Meeting of Stockholders and this Proxy Statement on or about April 1, 2016.

Important Notice Regarding the Availability of Proxy Materials for the 2016 Annual

Meeting of Stockholders to be Held on May 11, 2016:

This Proxy Statement and the 2015 Annual Report to Stockholders are available for viewing, printing and downloading at www.akamai.com/html/investor/financial_reports.html.

You may obtain a copy of our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission, which we sometimes refer to herein as the Commission, except for exhibits thereto, without charge upon written request to Akamai Technologies, Inc., 150 Broadway, Cambridge, Massachusetts 02142, Attn: Investor Relations. Exhibits will be provided upon written request and payment of an appropriate processing fee.

Certain documents referenced in this Proxy Statement are available on our website at www.akamai.com. We are not including the information contained on our website, or any information that may be accessed by links on our website, as part of, or incorporating it by reference into, this Proxy Statement.

This Proxy Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of our management based on information currently available to them. Use of words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “should,” “may,” “could,” “likely” or similar expressions indicates a forward-looking statement. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, those set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015. We disclaim any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

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Executive Summary

Below are highlights of important information you will find in this Proxy Statement. As it is only a summary, please review the complete Proxy Statement before you vote.

Akamai Performance Highlights

Akamai has increased its revenue in each of the past three fiscal years and has been profitable over that same period. The charts below show our revenue and net income, calculated in accordance with generally accepted accounting principles in the United States, or GAAP, for those years.

Other performance highlights in 2015 include:

●	Overall annual revenue exceeded $2 billion for the first time

●	Web Performance and Security revenue of $1.05 billion, a 17% increase over 2014

●	Cloud Security Solutions revenue of $254 million, a 50% increase over 2014

●	Services and Support revenue of $170 million, up 16% over 2014

●	Media Delivery revenue of $977 million, a 7% increase over 2014

●	Non-U.S. revenue of $593 million, an 11% increase over 2014

●	Cash from operations of $764 million, or 35% of revenue

●	Repurchased 4.5 million shares of our common stock, offsetting share dilution from our equity compensation programs

●	Completed three acquisitions—Octoshape, Xerocole and Bloxx—that are intended to enhance our media, carrier and security solutions

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Corporate Governance

Akamai seeks to maintain and enhance its record of excellence in corporate governance by continually refining its corporate governance policies, procedures and practices to align with evolving best practices, issues raised by our stockholders and other stakeholders and otherwise as circumstances warrant. We also place great value on stockholder input and engage regularly with our investors to gain insights into the governance issues about which they care most.

Key Corporate Governance Facts

Governance Item	Practice at Akamai

Majority Voting for Directors	Yes

Separate Chairman & CEO	Yes

Lead Independent Director	Yes

Independent Directors Meet Without Management Present at Every Regular Board Meeting	Yes

Annual Independent Director Evaluation of CEO	Yes

Code of Business Conduct and Ethics	Yes

Size of Board	11

Percentage of Independent Directors	73%

Annual Equity Grant to Directors	Yes

Stock Ownership Requirements for Officers and Directors	Yes

Emphasis on Performance-Based Pay for Executives	Yes

Clawback Policy	Yes

Disclosure Committee for Financial Reporting	Yes

Annual Advisory Approval of Executive Compensation	Yes

Stockholder Approval Level for 2014 Executive Compensation	98.5%

Fully Independent Audit, Compensation and Governance Committees	Yes

Annual Board Survey and Director Peer Evaluations	Yes

Anti-Hedging, Anti-Pledging and Anti-Short Sale Policies	Yes

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Summary of Stockholder Voting Matters

Matter	Board Recommendation	See Page Number for More Information

Item 1 Election of Directors	FOR each nominee	72

Item 2 Advisory Vote on Executive Compensation	FOR	72

Item 3 Ratification of Selection of Independent Auditors	FOR	73

Part One

Information About Attendance at the Annual Meeting and How to Vote Your Shares

Q:	Who can attend the Annual Meeting?

A:	Each holder of Akamai common stock, par value $.01 per share, on March 15, 2016 is invited to attend the Annual Meeting. For security purposes, you may be asked to present a valid picture identification acceptable to our security personnel, such as a driver’s license or passport. If your shares are held in “street name” through a broker, bank or other nominee, your name does not appear on our list of stockholders and these proxy materials are being forwarded to you by your broker, bank or other nominee. If you are a street name holder, and you wish to attend the Annual Meeting, in addition to a valid form of picture identification, you should bring a brokerage account statement or other valid documentation showing that you were a beneficial owner of our shares on the record date.

Q:	Can I access the Proxy Statement and Annual Report on the Internet?

A:	Yes. Our Proxy Statement and Annual Report to Stockholders are available on our website at www.akamai.com/html/investor/financial_reports.html.

Q.	In the future, can I access copies of the Proxy Statement and Annual Report on the Internet instead of receiving paper copies?

A:	Yes. A stockholder of record may sign up for this option by going to www.investorvote.com. If you are not a stockholder of record, please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to access future proxy materials on the Internet. Stockholders who elect electronic access will receive an e-mail message next year containing the Internet address for access to next year’s proxy materials. Your choice will remain in effect until you advise us by written correspondence that you wish to resume mail delivery of these documents.

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Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most Akamai stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record—If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” As the stockholder of record, you have the right to grant your voting proxy directly to Akamai or to a third party, or to vote in person at the Annual Meeting.

Beneficial Owner—If your shares are held in a brokerage account or by a bank, broker or other nominee, you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, bank or other nominee to vote in accordance with your instructions and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	When is the record date and who is entitled to vote?

A:	The record date for the Annual Meeting is March 15, 2016. Holders of Akamai common stock on that date are entitled to one vote per share. As of the record date, there were issued, outstanding and entitled to vote an aggregate of 176,524,467 shares of our common stock.

Q:	What will constitute a quorum for the meeting?

A:	Under our bylaws, the holders of a majority of the shares of our common stock issued, outstanding and entitled to vote on any matter shall constitute a quorum for the Annual Meeting. Shares of our common stock present in person or represented by executed proxies received by us (including “broker non-votes” and shares that abstain with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

Q:	How will my shares that are held through a broker, bank or other nominee be voted?

A:

Brokers, banks and other nominees that hold shares in “street name” for customers may have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Under applicable stock exchange rules, nominees subject to these rules will have this discretionary authority with respect to routine matters such as the ratification of the selection of our independent auditors; however, they will not have this discretionary authority with respect to any of the other matters scheduled to be voted upon. As a result, with

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respect to all matters other than ratification of the selection of our independent auditors, if the beneficial owners have not provided instructions with respect to that matter, those beneficial owners’ shares will be considered “broker non-votes.” The effect of broker non-votes is discussed in the answer to the following question.

Q:	How many votes are required for approval of different matters?

A:

Item	Vote Required	Abstentions	Broker Non-Votes	Unmarked Proxy Cards
Election of Directors (Item 1)	Majority of votes cast	No effect	No effect	Voted “FOR”

Advisory Vote on Executive Compensation (Item 2)	Majority of votes cast	No effect	No effect	Voted “FOR”

Ratification of Selection of PricewaterhouseCoopers LLP (Item 3)	Majority of votes cast	No effect	No effect	Voted “FOR”

Q:	What happens if an incumbent director nominee fails to receive more “For” votes than “Against” votes in an uncontested election?

A:

Under our majority vote standard for the election of directors, the shares voted “For” a nominee must exceed the number of voted “Against” that nominee. Our Corporate Governance Guidelines set forth a process that takes effect if an incumbent director nominee receives more “Against” votes than “For” votes in an uncontested election. Upon such an occurrence, the affected director is expected, promptly following certification of the stockholder vote, to submit to the Board of Directors his or her offer to resign from the Board of Directors. The Nominating and Corporate Governance Committee of the Board of Directors, or the N&G Committee, will promptly consider the resignation offer submitted by such incumbent director and recommend to the Board of Directors the action to be taken with respect to such resignation offer. Such action may range from accepting the resignation, to maintaining such incumbent director but addressing what the N&G Committee believes to be the underlying cause of the withheld votes, to resolving that such incumbent director will not be re-nominated for election in the future, to rejecting the resignation, to such other action that the N&G Committee determines to be in the best interests of Akamai and our stockholders. In making its recommendation, the N&G Committee will consider all factors it deems relevant. The Board of Directors will then act on the N&G Committee’s recommendation, considering the factors considered by the N&G Committee and such additional information and factors the Board of Directors believes to be relevant. After the Board of Directors’ determination, we will promptly publicly disclose in a document filed or furnished with the Commission the Board of Directors’ decision regarding the action to be taken with respect to such incumbent director’s resignation. If the Board of

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Directors’ decision is to not accept the resignation, such disclosure will include the reasons for not accepting the resignation. If the director’s resignation is accepted, then the Board of Directors may fill the resulting vacancy in accordance with our bylaws. Our Corporate Governance Guidelines are posted on our website at www.akamai.com/html/investor/corporate_governance.html.

Q:	How will my proxy be voted? Can I revoke my proxy?

A:	All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted with respect to the matters described in this Proxy Statement as follows: (i) in favor of the election of Pamela Craig, Jonathan Miller, Paul Sagan and Naomi Seligman; (ii) in favor of our executive compensation arrangements; and (iii) in favor of ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2016. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of a signed proxy with a later date or a later-dated written revocation to our Secretary or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Annual Meeting that the stockholder intends to revoke the proxy and vote in person.

Q:	Who pays for the solicitation of proxies?

A:	All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, our Board of Directors, officers and employees, without additional remuneration, may solicit proxies by telephone, electronic mail and personal interviews. Brokers, banks and other nominees will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials. We have retained Georgeson Inc. to assist us with the distribution of proxy materials and vote solicitation. See Part Six, Other Matters for more information about proxy solicitation.

Q:	Are there matters to be voted on at the Annual Meeting that are not included in the proxy?

A:	Our Board of Directors does not know of any other matters that may come before the Annual Meeting; however, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters. Under our bylaws, the deadline for stockholders to notify us of any proposals or director nominations to be presented for action at the 2016 Annual Meeting has passed.

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Q:	What is “householding”?

A:	Some banks, brokers and other nominees may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write to us at the following address or call us at the following phone number:

Akamai Technologies, Inc. 150 Broadway Cambridge Massachusetts 02142 Attention: Investor Relations Phone: 617-444-3000

If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or phone number.

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Part Two

Security Ownership of Certain Beneficial Owners and Management

The following table includes information as to the number of shares of our common stock beneficially owned as of March 1, 2016, by the following:

●	each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

●	each of our directors;

●	our Named Executive Officers, who consist of (i) our principal executive officer during 2015; (ii) our principal financial officer during 2015; and (iii) our three other most highly compensated employees who were serving as executive officers on December 31, 2015; and

●	all of our executive officers and directors as of March 1, 2016 as a group.

Beneficial ownership is determined in accordance with the rules of the Commission and includes voting and/or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to shares of common stock identified below, except to the extent authority is shared by spouses under applicable law. Beneficial ownership includes any shares that the person has the right to acquire within 60 days after March 1, 2016, through the exercise of any stock option or other equity right. Unless otherwise indicated, the address of each person identified in the table below is c/o Akamai Technologies, Inc., 150 Broadway, Cambridge, Massachusetts 02142. On March 1, 2016, there were 175,926,075 shares of our common stock outstanding.

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Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding (%)
5% Stockholders

The Vanguard Group (1)	14,604,158	8.3

T. Rowe Price Associates, Inc. (2)	10,522,703	6.0

BlackRock, Inc. (3)	10,064,168	5.7

Directors

George H. Conrades (4)	646,935	*

Pamela J. Craig (5)	50,099	*

Monte Ford (6)	21,157	*

Jill A. Greenthal (7)	43,140	*

F. Thomson Leighton (8)	3,285,753	1.9

Jonathan Miller	0	*

Paul Sagan (9)	705,789	*

Frederic V. Salerno (10)	53,973	*

Steven Scopellite (11)	17,758	*

Naomi O. Seligman (12)	53,228	*

Bernardus Verwaayen (13)	18,259	*

Other Named Executive Officers

James Benson (14)	55,811	*

Robert Blumofe (15)	29,795	*

Robert W. Hughes (16)	55,424	*

Rick McConnell (17)	130,050	*

All executive officers and directors as of March 1, 2016 as a group (18 persons) (18)	4,776,239	2.7

*	Percentage is less than 1% of the total number of outstanding shares of our common stock.
(1)	The information reported is based on a Schedule 13G/A dated February 10, 2016, filed with the Commission by The Vanguard Group, Inc., or Vanguard, which reports its address as 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard reports that it holds sole dispositive power with respect to 14,251,433 shares, sole voting power with respect to 332,780 shares, shared dispositive power with respect to 352,725 shares and shared voting power with respect to 18,100 shares.
(2)	The information reported is based on a Schedule 13G/A dated February 10, 2016, filed with the Commission by T. Rowe Price Associates, Inc., or T. Rowe Price, which reports is address as 100 E. Pratt Street, Baltimore, Maryland 21202. T. Rowe Price reports that it holds sole voting power with respect to 3,161,166 shares and sole dispositive power with respect to 10,522,703 shares.
(3)	The information reported is based on a Schedule 13G/A dated February 10, 2016, filed with the Commission by BlackRock, Inc., or BlackRock, which reports its address as 55 East 52nd Street, New York, New York 10055. BlackRock reports that it holds sole voting power with respect to 8,442,921 shares and sole dispositive power with respect to 10,064,168 shares.

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(4)	Includes 1,500 shares held by Mr. Conrades’ wife and 44,657 shares issuable in respect of deferred stock units, or DSUs, that have vested but not yet been distributed.
(5)	Includes 26,333 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 1, 2016.
(6)	Includes 16,995 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 1, 2016.
(7)	Includes 12,500 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 1, 2016.
(8)	Includes 110,282 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 1, 2016 and 39,724 restricted stock units, or RSUs, vesting within such time period.
(9)	Includes 220,579 shares of our common stock issuable upon exercise of stock options exercisable within 60 days after March 1, 2016, 6 shares held by Mr. Sagan in a trustee capacity and 9,112 shares issuable in respect of DSUs that have vested but not yet been distributed.
(10)	Includes 9,204 shares issuable in respect of DSUs that have vested but not yet been distributed.
(11)	Includes 13,596 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 1, 2016.
(12)	Includes 47,329 shares issuable in respect of DSUs that have vested but not yet been distributed.
(13)	Consists of 14,097 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 1, 2016 and 4,162 shares issuable in respect of DSUs that have vested but not yet been distributed.
(14)	Includes 7,843 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 1, 2016 and 10,593 RSUs vesting within such time period.
(15)	Includes 7,642 RSUs vesting within 60 days after March 1, 2016.
(16)	Includes 14,705 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 1, 2016 and 15,889 RSUs vesting within such time period.
(17)	Includes 68,369 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 1, 2016 and 15,889 RSUs vesting within such time period.
(18)	Includes 571,452 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 1, 2016 and 110,517 RSUs vesting within such time period, and 114,464 shares issuable in respect of DSUs that have vested but not yet been distributed.

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Stock Ownership Guidelines

We have minimum stock ownership requirements for our senior management team and Board of Directors. Pursuant to the guidelines, each member of Akamai’s senior management team is required to own a number of shares of our common stock having at least the value calculated by applying the following multiples: for the Chief Executive Officer, six times his base salary; for Named Executive Officers, two times his or her base salary; and for other executives, one times his or her base salary. In addition, each non-employee director is required to own a number of shares of our common stock having a value equal to five times his or her then-current base cash retainer. If a director’s base cash retainer or an executive’s base salary is increased, the minimum ownership requirement shall be re-calculated at the end of the year in which the increase occurred, taking into account our stock price at that time. If a non-employee director or executive fails to meet the ownership guidelines as of a test date that occurs after the period of time for attainment of the ownership level, he or she will not be permitted to sell any shares of our common stock until such time as he or she has exceeded the required ownership level. A more detailed description of these guidelines, including the timeline for compliance, is set forth in our Corporate Governance Guidelines, which are posted on our website at www.akamai.com/html/investor/corporate_governance.html.

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Part Three

Corporate Governance Matters

Corporate Governance

We have adopted a written Code of Business Conduct and Ethics that applies to, among others, our principal executive officer, principal financial and accounting officer, or persons serving similar functions. The text of our Code of Business Conduct and Ethics is available on our website at www.akamai.com. We did not waive any provisions of the Code of Business Conduct and Ethics for our directors or executive officers during the year ended December 31, 2015. If we amend, or grant a waiver under, our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial and accounting officer, or persons performing similar functions, we intend to post information about such amendment or waiver on our website at www.akamai.com. We have adopted Corporate Governance Guidelines, a copy of which is also available on our website at www.akamai.com/html/investor/corporate_governance.html.

Our Executive Officers

Our executive officers as of March 1, 2015 were:

F. Thomson Leighton, age 59, was elected Akamai’s Chief Executive Officer in January 2013, having previously served as our Chief Scientist since he co-founded the company in 1998. As discussed below, Dr. Leighton also serves on our Board of Directors.

James Benson, age 49, was elected Akamai’s Chief Financial Officer in February 2012, having previously served as Senior Vice President – Finance between September 2009 and February 2012. Prior to joining the company, he had been Vice President, Finance/Operations & CFO – Americas Technology Solutions Group at Hewlett-Packard Company, a technology company, since 2004.

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Robert Blumofe, age 51, was elected Akamai’s Executive Vice President – Platform in January 2013. He was Senior Vice President – Networks & Operations between 2008 and 2012, having previously served in a variety of positions at Akamai since joining us in 1999.

James Gemmell, age 55, became our Executive Vice President and Chief Human Resources Officer in January 2015. He joined Akamai in April 2013 as Senior Vice President and Chief Human Resources Officer. Previously, he was employed at Cisco Systems, the technology equipment maker, from 2000 until April 2013, most recently serving as Executive Advisor from October 2012 through March 2013; Interim Chief Human Resources Officer from May 2011 through September 2012; and Vice President, Human Resources from January 2006 until May 2011.

Melanie Haratunian, age 56, joined Akamai in September 2003 as our Vice President, General Counsel and Corporate Secretary. She was named a Senior Vice President in 2008 and then Executive Vice President in January 2013. Prior to joining Akamai, Ms. Haratunian was Vice President and Deputy General Counsel of Allegiance Telecom Company Worldwide, the operating company of Allegiance Telecom, Inc., a competitive local, long distance and data telecommunications carrier.

Robert Hughes, age 48, joined Akamai in 1999 and was elected President – Worldwide Operations in January 2013. From January 2006 through December 2012, Mr. Hughes served as our Executive Vice President, Global Sales, Services and Marketing, having previously held a variety of sales and marketing leadership position at Akamai. Mr. Hughes resigned from his position as President – Worldwide Operations effective March 31, 2016.

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Rick McConnell, age 50, was elected Akamai’s President – Products and Development effective January 2013, having previously served as our Executive Vice President – Products and Development from November 2011 through December 2012. Prior to joining Akamai, Mr. McConnell was in a number of positions at Cisco Systems, including Vice President and General Manager of the Unified Communications Business Unit from 2004 until 2008, Vice President of Collaboration Strategy and Market Development from 2008 until 2010, and Vice President, Global Collaboration Software Sales from 2010 through October 2011. Prior to joining Cisco, Mr. McConnell was Chief Executive Officer of Latitude Communications, which was acquired by Cisco in January 2004.

Bill Wheaton, age 54, joined Akamai in 2000 as a result of our acquisition of InterVu, Inc. Mr. Wheaton served in a variety of roles before being promoted from Vice President to Senior Vice President, Media in 2011. He was named Executive Vice President, Media in July 2015.

Our Board of Directors

Our Board of Directors currently consists of 11 persons, divided into three classes, serving staggered terms of three years, as follows: three Class I directors (with terms expiring at the 2018 Annual Meeting of Stockholders), four Class II directors (with terms expiring at the 2016 Annual Meeting of Stockholders) and four Class III directors (with terms expiring at the 2017 Annual Meeting of Stockholders).

The N&G Committee is overseeing a process to identify an additional director to join our Board. Any person so identified and recommended by the N&G Committee for election as directors will be elected as a director by Board action. We expect any such individual to be elected by the Board to join Class I (with a term expiring at the 2018 Annual Meeting of Stockholders).

Set forth below is information about the professional experiences of members of our Board of Directors, including the four nominees for election at the 2016 Annual Meeting of Stockholders. In addition, for each individual, we discuss the specific experience, qualifications and attributes that we believe qualify him or her to serve on our Board of Directors.

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Nominees for Director With Terms That Will Expire in 2019 (Class II Directors)

Pamela J. Craig, age 59, joined our Board of Directors in 2011. From October 2006 until her retirement in July 2013, she was the Chief Financial Officer of Accenture, a global management consulting, technology services and outsourcing organization, having previously served in numerous positions at the firm. Ms. Craig also serves on the board of directors Walmart Stores, the global retailer. She also serves as an advisory board member of SpencerStuart, a global executive search and recruitment firm. Ms. Craig previously was a director of Avanade and VMware, Inc. Ms. Craig is a member of the Executive Committee and Board Chairman of Comprehensive Development Inc. and serves on the Board of Junior Achievement of New Jersey and The Committee of 200, a membership organization of women entrepreneurs and corporate leaders.

We believe that the knowledge, leadership experience and expertise Ms. Craig has developed in her significant leadership role at Accenture provides us with unique insight into how to manage a large, global organization that has grown rapidly. Her understanding of the challenges our current and potential customers face in interacting with customers, suppliers and partners across the world in a rapidly changing technological environment helps us better understand the markets we address. Furthermore, in light of her experience as a chief financial officer, her understanding of complex global business issues and financial and accounting matters have enabled her to become an important contributor to our Board, particularly as the Chair of our Audit Committee.

Jonathan Miller, age 59, joined our Board of Directors in July 2015. Mr. Miller is currently a partner at Advancit Capital, a venture capital firm focusing on early-stage companies. Previously, he was Chairman and CEO of the Digital Media Group and Chief Digital Officer of Newscorp, a global media company from April 2009 through December 2013. Mr. Miller also serves on the boards of directors of AMC Networks, an entertainment company; Interpublic Group of Companies, a marketing solutions provider; J2 Global, which provides telecommunications solutions as well as technology, gaming and lifestyle content; and TripAdvisor, an online travel agency. Mr. Miller previously served on the boards of directors of Houghton Mifflin Harcourt Co., Live Nation, Inc., RTL Group SA and Shutterstock, Inc.

Media delivery solutions represent a core part of Akamai’s business. Mr. Miller’s experience at Newscorp enables him to provide us with important insight into the challenges, goals and priorities of media

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companies such as those that are key current and prospective customers. He has been a key participant in the rapid development of the Internet as a global platform for video and audio entertainment; as a result, his depth of understanding of the ongoing evolution of digital media benefits our Board’s strategic discussion. Furthermore, his involvement with early-stage media and technology companies gives our management and the Board a window into developments that could shape our industry in the future.

Paul Sagan, age 57, joined our Board of Directors in January 2005. He is an executive in resident (XIR) at General Catalyst Partners, a venture capital firm. He first joined Akamai in October 1998 as Vice President and Chief Operating Officer and became our President in May 1999. He was our Chief Executive Officer from January 2005 through December 2012 and also served as Vice Chairman from 2013 to 2015. From July 1997 to August 1998, Mr. Sagan was Senior Advisor to the World Economic Forum, a Geneva, Switzerland-based organization that provides a collaborative framework for leaders to address global issues. Previously, Mr. Sagan held senior executive positions at global media and entertainment companies Time Warner Cable and Time Inc., affiliates of Time Warner, Inc., as well as at CBS, Inc. Mr. Sagan also serves on the boards of directors of EMC Corporation and VMware, Inc., both of which develop and provide information infrastructure technology and solutions. He was previously a director of iRobot, Inc.

In Mr. Sagan’s various executive roles at Akamai, he oversaw every aspect of our operations for nearly fifteen years. We believe that he has an unparalleled understanding of our business, personnel and customers and the markets in which we operate. He provides guidance to our CEO and executive team. In addition, Mr. Sagan’s high level of integrity and strong sense of corporate responsibility are key attributes that contribute to the effective functioning of our Board. Mr. Sagan has served and continues to serve on the boards of other public companies, and he brings valuable experience from those directorships to his service on our Board. With his role at General Catalyst, Mr. Sagan provides helpful insight into innovation developments among emerging companies.

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Naomi O. Seligman, age 77, joined our Board of Directors in November 2001. Ms. Seligman has been a senior partner at Ostriker von Simson, a consulting firm focusing on information technology, since June 1999. The partners of Ostriker von Simson chair the CIO Strategy Exchange, which regularly brings together four vital quadrants of the information technology sector: invited Chief Information Officers (CIOs) and other top executives from the largest multinational enterprises, premier venture capitalists, CEOs from prominent computer companies, and entrepreneurs leading innovative emerging technology firms. Previously, Ms. Seligman served as a co-founder and senior partner of the Research Board, Inc., a private sector institution sponsored by one hundred CIOs from major corporations. She also serves on the boards of directors of Oracle Corporation, an enterprise software company. Ms. Seligman previously served as a director of iGate, Sun Microsystems, The Dun & Bradstreet Corporation and numerous private technology companies. She is also currently Vice Chairman of New Leaders, a national nonprofit for developing school leaders, and chairs the Governance Committee of the School of the American Ballet.

Ms. Seligman’s career has led her to advise chief executives and technology leaders at a wide range of the largest enterprises in the United States and abroad. She has been able to impart the insight and understanding gleaned from this experience to our management and Board to enable them to better understand our customers’ needs, emerging trends in Akamai’s markets and efficient ways to pursue our goals. Furthermore, Ms. Seligman’s experience, intelligence and willingness to challenge assumptions stimulate productive Board discussions to ensure that there are fulsome and appropriate deliberations.

Directors Whose Terms Expire in 2017 (Class III Directors)

Monte Ford, age 56, joined our Board of Directors in June 2013. Mr. Ford is currently the principal at Quest Objects Group, a consulting firm. From February 2012 until September 2013, he was the Chief Executive Officer of Aptean Software, a provider of enterprise application software. From December 2000 through December 2011, he was Senior Vice President and Chief Information Officer of American Airlines, an airline. Mr. Ford currently serves on the board of directors of Michaels Stores, Inc., an arts and crafts retailer, and was previously a director of Oncor Electric.

Mr. Ford brings to the Board decades of experience as an information technology executive. He has been the CEO of a software company and, while at American Airlines, he was responsible for all aspects of that company’s information systems and business analytics functions. We believe, therefore, that he is well situated to help his fellow Board

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members and management understand what Akamai’s current and potential customers expect and want from our solutions and to provide actionable insight into our innovation initiatives. In addition, he provides valuable advice and counsel regarding potential improvements to our internal IT systems. Mr. Ford has also previously served on different public company boards, and we benefit from the insight and perspectives he has gained through those experiences.

Frederic V. Salerno, age 72, joined our Board of Directors in April 2002. He was named our Lead Independent Director in May 2013. From 1997 until his retirement in September 2002, Mr. Salerno served in a variety of senior management positions at Verizon Communications, Inc., a provider of communications services, and its predecessors. At the time of his retirement, Mr. Salerno was Vice Chairman and Chief Financial Officer. Mr. Salerno also serves on the board of directors of CBS Broadcasting, Inc., a media company, Florida Community Bank, a regional bank, Intercontinental Exchange, an electronic exchange for trading wholesale energy and metals commodities, and Viacom, Inc., a media company. Mr. Salerno previously served as a director of Consolidated Edison, Inc., National Fuel Gas Company and Popular Inc.

Leveraging his experience as Chief Financial Officer for Verizon and service on other boards of directors, Mr. Salerno brings to our Board a deep understanding of financial markets, financial statements and investments. He provides essential guidance about financial and other strategic matters. The Board heavily relies on his judgment and operating experience. In his role as Lead Director, Mr. Salerno is a particularly valued advisor to management and other directors when we are contemplating strategic initiatives to enable future growth.

Steven Scopellite, age 50, joined our Board of Directors in January 2014. From 2007 until his retirement in December 2013, he was the Chief Information Officer of Goldman Sachs, an international financial firm. He serves on the boards of several non-profit entities including Rumson Country Day School, CFY.org and Riverview Medical Center. He is also on the Executive Review Committee of Soltage, LLC, a private equity firm.

Mr. Scopellite served as Chief Information Officer of Goldman Sachs for seven years prior to joining our Board. As the former head of a complex, global technology organization, he brings extensive experience in sophisticated technology and operating systems to our Board’s deliberations. Mr. Scopellite, with his insight into the application and infrastructure challenges we seek to address for our customers and experience managing a complex international operation, can provide counsel to management in its innovation efforts and help the Board

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understand the technology issues we seek to address. His experience in the financial services industry helps us better understand the challenges and opportunities there.

Bernardus Verwaayen, age 63, joined our Board of Directors in November 2013. From 2008 until February 2013, Mr. Verwaayen was the Chief Executive Officer of Alcatel-Lucent, a provider of communications equipment and solutions. He was also the Chief Executive Officer of British Telecom, a provider of communications services and solutions, from 2002 to 2008. He serves on the boards of directors of Akzo Nobel, a manufacturer of powder coatings, and Bharti Airtel, a global telecommunications company.

As the former CEO of British Telecom and Alcatel-Lucent, Mr. Verwaayen is a seasoned chief executive who brings unique experience to our Board of Directors. Over the past decade, Akamai has changed from being a small technology company to a much larger enterprise with over 5,000 employees many of whom are located outside of the United States. We believe that Mr. Verwaayen’s operational experience can help us navigate the transition to being a more mature, global company. Based in Europe, Mr. Verwaayen also brings an international perspective to our Board deliberations, helping us better understand non-U.S. markets and how to operate with a global employee base.

Directors Whose Terms Expire in 2018 (Class I Directors)

George H. Conrades, age 77, is our Chairman of the Board and joined our Board of Directors in December 1998. From April 1999 until April 2005, he was our Chairman and Chief Executive Officer. He is currently Managing Partner of Longfellow Venture Partners, an early stage venture capital company and is also a venture partner emeritus of Polaris Venture Partners, Inc., an early stage investment company. Mr. Conrades previously served as Executive Vice President of GTE and President of GTE Internetworking, an integrated telecommunications services firm, and Chief Executive Officer of BBN Corporation, a national Internet services provider and Internet technology research and development company. Prior to joining BBN Corporation, Mr. Conrades was a Senior Vice President at International Business Machines Corporation, or IBM, a developer of computer systems, software, storage systems and microelectronics, and a member of IBM’s Corporate Management Board. Mr. Conrades is currently a director of Harley-Davidson, Inc., a motorcycle manufacturer, Oracle Corporation, an enterprise software company, and Ironwood Pharmaceuticals, Inc., a pharmaceuticals company.

With decades of technology leadership, sales and management experience, including serving for six years as our Chief Executive

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Officer, Mr. Conrades brings vital strategic, operating and leadership expertise to our Board of Directors. In particular, we believe that his unparalleled ability to understand customers and evangelize Akamai’s value proposition enables him to provide important insight into our business and market developments. Our Board of Directors relies heavily on these contributions. Mr. Conrades’ service on other boards of directors has also enabled him to provide keen insight into broader markets, particularly in the high tech industry, and corporate governance trends affecting public companies.

Jill A. Greenthal, age 59, joined our Board of Directors in October 2007. Ms. Greenthal has been a Senior Advisor in the Private Equity Group of The Blackstone Group, a global asset manager and provider of financial services, since September 2007. From 2003 until September 2007, she was a Senior Managing Director in Blackstone’s Advisory Group. Prior to joining Blackstone in 2003, Ms. Greenthal was Co-Head of the Global Media Investment Banking Group, a Member of the Executive Board of Investment Banking, and Co-Head of the Boston office of Credit Suisse First Boston, an investment bank. Ms. Greenthal currently serves on the board of directors of Houghton Mifflin Harcourt, an educational content company, TEGNA Inc., a media company, and The Weather Channel, a privately-held media company. She previously served as a director of Michaels Stores and Orbitz Worldwide.

Akamai’s management and Board of Directors rely heavily on Ms. Greenthal’s rich experience as a leading investment banker and advisor, a role that has given her a deep understanding of capital markets and financial matters. For nearly a decade, she advised Akamai on financial matters, including debt and equity financing transactions and acquisitions. As a result, Ms. Greenthal can apply her expertise within the context of her unique understanding of Akamai’s management, our business model and our financial structure in a way that significantly enhances the Board’s ability to perform its oversight role. In addition, Ms. Greenthal has more than 30 years of experience working with Internet and media companies as they have built their businesses; we believe this experience enables her to provide valuable counsel to both our management and fellow directors.

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F. Thomson Leighton, age 59, joined our Board of Directors in August 1998. He became our Chief Executive Officer, or CEO, on January 1, 2013 after serving as our Chief Scientist since co-founding Akamai in 1998. He has been a professor of Mathematics at the Massachusetts Institute of Technology since 1982 but took leave from his position upon becoming our Chief Executive Officer. Dr. Leighton is a former two-term chair of the 2,000-member Association of Computing Machinery Special Interest Group on Algorithms and Complexity Theory, and a former two-term Editor-in-Chief of the Journal of the Association for Computing Machinery, a journal for computer science research.

Dr. Leighton co-founded Akamai. We believe that his understanding of our technology and how the Internet works is unequaled. By bringing this expertise and perspective to our Board of Directors, Dr. Leighton is a conduit for crucial industry information and has frequently helps educate fellow directors about evolving technical and market trends in the industry and ways to position Akamai to address those needs. In addition, as CEO, he provides the Board of Directors with vital information about the strategic and operational challenges and opportunities facing the company.

Board Leadership and Role in Risk Oversight

Chairman of the Board

George Conrades is our non-executive Chairman of the Board. In this role, he works with the Lead Director and Chief Executive Officer to prepare Board meeting agendas, chairs meetings of the Board and our annual stockholder meetings and informs other directors about the overall progress of Akamai. Mr. Conrades also provides advice and counsel to the Chief Executive Officer and other executive officers, particularly relating to strategy, key customer accounts, market opportunities and leadership development. Mr. Conrades consults in the annual performance evaluation of the Chief Executive Officer.

Lead Director

Frederic Salerno became the independent Lead Director of our Board in May 2013. In this role, he presides over meetings of the independent members of our Board of Directors, provides leadership and advice to management on key strategic initiatives and seeks to ensure effective communication among the committees of the Board of Directors. Mr. Salerno also works with the Chairman of the Board to review and recommend committee memberships for the Board. He leads discussions on the performance of the Chief Executive Officer and succession planning for executive officers and other key management positions. Mr. Salerno also takes the lead role in providing feedback from our annual director peer evaluation process to his fellow Board members.

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Roles of Chairman of the Board and CEO

Currently, the roles of Chairman of the Board of Directors and Chief Executive Officer are held by two different individuals. We believe this structure represents an appropriate allocation of roles and responsibilities at this time. With his background as our Chief Executive Officer from April 1999 to April 2005 combined with his leadership qualities, Mr. Conrades is well-positioned to lead the Board in its fundamental role of providing advice to and oversight of management. Dr. Leighton is then better able to focus on our day-to-day business and strategy, meet with investors and convey the management perspective to other directors. In addition, with Mr. Salerno’s position as Lead Director, an independent director is able to play a key role in ensuring Board effectiveness and adherence to good governance principles.

Risk Oversight

Our Board of Directors has an active role in supervising management’s oversight of Akamai’s risks. The Board and its committees perform this through both formal and informal mechanisms. They review business, regulatory, operational, cyber security and other risks that are incorporated in operating and strategic presentations that members of management and our advisors make to the Board. In addition, the Board regularly reviews information regarding our liquidity and operations, as well as the risks associated with each. Financial reporting risks are typically addressed by the Audit Committee through internal audits, committee agenda items, ethics and whistleblower updates and other discussions. As an example, the Audit Committee has overseen and reviewed analyses prepared by our internal audit function designed to assess the likelihood that enumerated risks would occur, the harm such risks would create if they occurred and current sufficiency of controls to address such risks. The Compensation Committee, in consultation with our independent executive compensation consultants, reviews Akamai’s management of executive compensation and retention risks as part of its annual executive compensation review and individual compensation discussions. See also the discussion of our annual risk assessment in “How We Evaluate and Address Risk in Our Compensation Policies and Practices” in Part Four of this Proxy Statement. The full Board of Directors typically reviews on an annual basis executive succession planning and development. The N&G Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

Board Committees

The standing committees of our Board of Directors consist of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee operates under a charter that has been approved by the Board of Directors. Copies of the charters are posted in the Investor Relations section of our website at www.akamai.com. The Board of Directors has determined that all of the members of each of the three standing committees of the Board of Directors are independent as defined

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under The NASDAQ Stock Market, Inc. Marketplace Rules, or the NASDAQ Rules, including, in the case of all members of the Audit Committee, the independence requirements of Rule 10A-3 under the Exchange Act and, in the case of the Compensation Committee, the independence requirements under Rule 10C-1 under the Exchange Act. Membership on each standing committee as of March 1, 2016 is reflected in the chart below.

Committee Membership

	Audit	Compensation	N&G
Pamela J. Craig	X*	X
Monte Ford		X	X
Jill A. Greenthal	X		X*
Jonathan Miller		X	X
Frederic V. Salerno			X
Steven Scopellite	X	X
Naomi Seligman	X		X
Bernardus Verwaayen		X*	X

*	Committee Chair

The Audit Committee assists the Board of Directors in overseeing the financial and accounting reporting processes and audits of our financial statements, which includes reviewing the professional services provided by our independent auditors, the independence of such auditors from our management, our annual financial statements and our system of internal financial and IT controls. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. The Board of Directors has determined that Ms. Craig is our designated “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) under Regulation S-K promulgated by the Commission under the Exchange Act. The Audit Committee held nine meetings in 2015.

The Compensation Committee assists the Board of Directors in discharging its responsibilities relating to the compensation of our executive officers, including determining the compensation of our Chief Executive Officer and other executive officers, administering our bonus, incentive compensation and stock plans, approving equity grants and approving the salaries and other benefits of our executive officers. In addition, the Compensation Committee consults with our management regarding our benefit plans and compensation policies and practices. The Compensation Committee is directly responsible for the appointment and oversight of our independent compensation consultants and other advisors it retains. The Compensation Committee held eight meetings in 2015.

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The N&G Committee is responsible for, among other things, identifying individuals qualified to become members of our Board of Directors; recommending to the full Board of Directors the persons to be nominated for election as directors and to each of its committees; overseeing self-evaluation of the Board of Directors, including the performance of individual directors; and reviewing and making recommendations to the Board of Directors with respect to corporate governance practices. The N&G Committee held seven meetings in 2015.

Meeting Attendance

The Board of Directors held seven meetings during 2015. Each incumbent director attended at least 75% of the total number of meetings of the Board of Directors and each committee on which he or she served during the fiscal year ended December 31, 2015. All directors are expected to attend regular Board of Directors meetings, Board committee meetings for committees on which he or she serves and our annual meeting of stockholders. Nine of our ten then-incumbent directors attended the 2015 Annual Meeting of Stockholders.

Determination of Independence

Under the NASDAQ Rules, a director of Akamai will only qualify as an “independent director” if, in the opinion of the Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors has determined that each of the following individuals is an “independent director” as defined under NASDAQ Rule 5605(a)(2):

Pamela Craig	Monte Ford	Jill Greenthal
Jonathan Miller	Frederic Salerno	Steven Scopellite
Naomi Seligman	Bernardus Verwaayen

The Board of Directors had previously made a similar determination of independence with respect to Martin Coyne and Geoffrey Moore, who each served as a director until the 2015 Annual Meeting of Stockholders.

Our independent directors meet separately as part of each Board of Directors meeting and at other times as appropriate. In the independent director sessions, Mr. Salerno and the other independent directors review management performance, assess the focus and content of meetings of the Board of Directors and establish the strategic issues that the Board of Directors believes should be the focus of management’s attention to drive short-term and longer-term business success. Mr. Salerno then provides feedback to the Chief Executive Officer and other members of management on their performance and important issues on which the independent members of the Board of Directors believe management should focus.

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Director Compensation

The following table sets forth compensation paid in 2015 to our directors for their service as directors, other than Dr. Leighton, whose compensation is reflected in “Executive Compensation Matters” below:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
George H. Conrades (2)	95,000	245,030	340,030

Martin M. Coyne II (3)	80,000	—	80,000

Pamela L. Craig (4)	80,000	245,030	325,030

Monte Ford (5)	75,000	225,011	300,011

Jill A. Greenthal (6)	75,000	230,035	305,034

Jonathan Miller (7)	—	399,980	399,980

Geoffrey Moore (3)	75,000	—	75,000

Paul Sagan (8)	95,000	225,011	320,011

Frederic V. Salerno (9)	100,000	245,030	345,030

Steven Scopellite (10)	75,000	225,011	300,011

Naomi O. Seligman (11)	75,000	225,011	300,011

Bernardus Verwaayen (12)	—	245,030	245,030

(1)	Except for amounts attributable to Mr. Miller, consist of DSUs granted to directors on May 13, 2015. Mr. Miller was granted RSUs upon his election to the Board of Directors on July 22, 2015. The amount reflects the grant date fair value, calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718.
(2)	At December 31, 2015, Mr. Conrades held 3,219 unvested DSUs.
(3)	Service as a director ended at our 2015 Annual Meeting of Stockholders.
(4)	At December 31, 2015, Ms. Craig held 3,219 unvested DSUs and stock options to purchase 26,333 shares of our common stock.
(5)	At December 31, 2015, Mr. Ford held 2,956 unvested DSUs and stock options to purchase 24,721 shares of our common stock.
(6)	At December 31, 2015, Ms. Greenthal held 3,022 unvested DSUs and stock options to purchase 12,500 shares of our common stock.
(7)	At December 31, 2015, Mr. Miller held 5,498 unvested RSUs.
(8)	At December 31, 2015, Mr. Sagan held 2,956 unvested DSUs and stock options to purchase 337,871 shares of our common stock.
(9)	At December 31, 2015, Mr. Salerno held 3,219 unvested DSUs.
(10)	At December 31, 2015, Mr. Scopellite held 2,956 unvested DSUs and stock options to purchase 24,171 shares of our common stock.
(11)	At December 31, 2015, Ms. Seligman held 2,956 unvested DSUs.
(12)	At December 31, 2015, Mr. Verwaayen held 3,219 unvested DSUs and stock options to purchase 25,062 shares of our common stock.

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Under our non-employee director compensation plan, non-employee directors are entitled to receive annual compensation of $300,000, of which $75,000 is paid in cash and $225,000 is paid in DSUs representing the right to receive shares of Akamai common stock. This compensation is generally paid or, in the case of DSUs, granted, on the date of our annual meeting of stockholders, and the number of DSUs issued is based on the fair market value of our common stock on that date. For so long as the person remains a director, DSUs will vest in full on the first anniversary of the grant date, but a director may defer distribution of his or her shares for up to ten years. If a director has completed one year of service on our Board, vesting of 100% of the DSUs held by such director will accelerate at the time of his or her departure from the Board.

In addition, our Chairman of the Board, Vice Chairman and Lead Director are entitled to $40,000 of additional annual compensation, of which $20,000 is paid in cash and $20,000 is paid in DSUs. Chairs of the Audit Committee and the Compensation Committee are entitled to $25,000 of additional compensation, of which $5,000 is paid in cash and $20,000 is paid in DSUs. The Chair of the N&G Committee is entitled to $10,000 of additional compensation, of which $5,000 is paid in cash and $5,000 is paid in DSUs. Each non-employee director is eligible to receive RSUs with a fair value at the time of grant of $400,000 when he or she joins the Board of Directors. Such RSUs vest over a three-year period, with one-third vesting on each of the first, second and third anniversaries of the date of grant. We also reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors.

N&G Committee’s Process for Reviewing and Considering Director Candidates

The N&G Committee assists the Board of Directors in identifying and attracting individuals qualified to become members of our Board of Directors. In executing its mission to solicit qualified candidates to become directors of Akamai, the N&G Committee seeks to attract intelligent potential candidates from varied backgrounds who have a strong desire to understand and provide insight about Akamai’s business and corporate goals; to understand and contribute to the role of the Board of Directors in representing the interests of stockholders; and to promote good corporate governance and ethical behavior by the members of the Board of Directors and our employees.

Criteria Used to Consider Nominees to the Board of Directors

In assessing whether an individual has these characteristics and whether to recommend any particular candidate for inclusion in the Board of Directors’ slate of recommended director nominees, the N&G Committee will apply the criteria attached to its charter. These criteria include:

●	Integrity, honesty and adherence to high ethical standards

●	Business and financial acumen

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●	Knowledge of Akamai’s business and industry

●	Experience in business, government and other fields

●	Diligence

●	Avoidance of potential conflicts of interest with various constituencies of Akamai

●	Commitment to dedicate the necessary time and attention to Akamai

●	Ability to act in the interests of all stockholders

The Board of Directors particularly values demonstrated leadership experience and skills and reputation for high standards of honesty, ethics and integrity. Although the N&G Committee does not assign specific weights to particular criteria, we believe that it is essential that all potential Board members have integrity and honesty, adhere to high ethical standards and possess a commitment to dedicate the necessary time and attention to Akamai and an ability to act in the interests of all stockholders without any potential personal conflict of interest. The N&G Committee and the Board of Directors believe that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities.

With respect to considering whether to re-nominate our incumbent directors, the N&G Committee and the full Board of Directors apply the criteria discussed above. The Board may also take into account information available to it about directors’ professional status and performance on other boards of directors. In addition, each of our directors annually undergoes an evaluation by the other directors, which measures, among other things, the director’s contributions to the Board including his or her knowledge, experience and judgment.

Importance of Diversity

Since adoption in 2003, the Criteria for Nomination as a Director appended to Akamai’s N&G Committee charter have always emphasized the importance of diversity in determining the appropriate composition of our Board of Directors. The Criteria specifically state, “The [N&G] Committee shall actively consider nominees who can contribute to the diversity of the Board of Directors in terms of gender, race, ethnicity, professional background. Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.”

Over the years, we have strived to improve the diversity of our Board to achieve the aspirations articulated in our N&G Committee charter. We believe that we have assembled an outstanding set of directors with varied backgrounds, experiences and viewpoints that understand our markets, our customers and our employees. The percentage of female and/or minority directors currently serving on our Board comprise 36% of the total.

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To help us maintain the broad diversity we have already achieved and to continually assess the effectiveness of this diversity policy, the Board of Directors conducts an annual self-evaluation and survey. The survey questions include an assessment of whether the composition of the Board is appropriately diverse and possesses the skills, experience and other characteristics consistent with achieving our corporate goals now and in the coming years.

Process for Identifying Candidates to Serve as Directors

To identify and evaluate attractive candidates, the members of the N&G Committee actively solicit recommendations from other members of Akamai’s Board of Directors and other professional contacts. As potential candidates emerge, the N&G Committee meets from time to time to evaluate biographical information and background material relating to potential candidates; discusses those individuals with other members of the Board of Directors; and reviews the results of personal interviews and meetings conducted by members of the Board of Directors, senior management and our outside legal advisors.

At the Annual Meeting, stockholders will be asked to consider the election of Mr. Miller, who has been nominated for election as a director for the first time. Mr. Miller was appointed to the Board of Directors in 2015. He was initially recommended by a non-management director. The Board determined to include Mr. Miller among its nominees.

Stockholders may recommend individuals to the N&G Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Corporate Secretary, Akamai Technologies, Inc., 150 Broadway, Cambridge, Massachusetts 02142. Assuming that appropriate biographical and background material has been provided on a timely basis, the N&G Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under Akamai’s bylaws to directly nominate director candidates, without any action or recommendation on the part of the N&G Committee or the Board of Directors, by following the procedures set forth in our bylaws and described under “Deadline for Submission of Stockholder Proposals for the 2017 Annual Meeting” below.

The Board of Directors will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The Lead Director, with the assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate. Communications are forwarded to all

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directors if they relate to important substantive matters and include suggestions or comments that the Lead Director considers to be important for the Board of Directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which Akamai tends to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board of Directors should address such communications to Board of Directors, c/o Corporate Secretary, Akamai Technologies, Inc., 150 Broadway, Cambridge, Massachusetts 02142.

Compensation Committee Interlocks and Insider Participation

Ms. Craig and Messrs. Ford, Scopellite and Verwaayen were members of the Compensation Committee throughout 2015. Mr. Miller was a member from July 22, 2015 through December 2015. Martin Coyne and Geoffrey Moore, former members of our Board of Directors, were members from January 1, 2015 until May 13, 2015. No member of the Compensation Committee was at any time during 2015, or formerly, an officer or employee of Akamai or of any of our subsidiaries, and no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. No member of the Compensation Committee receives compensation, directly or indirectly, from Akamai in any capacity other than as a director.

None of our executive officers served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of the Compensation Committee at any time during 2015.

Report of the Audit Committee

The Audit Committee of our Board of Directors has furnished the following report on the Audit Committee’s review of our audited financial statements:

The Audit Committee of Akamai’s Board of Directors is responsible for, among other things:

●	Monitoring the integrity of Akamai’s consolidated financial statements

●	Oversight of Akamai’s compliance with legal and regulatory requirements

●	Oversight of Akamai’s system of internal controls (including oversight of our internal audit function, which reports directly to the Audit Committee)

●	Appointment, oversight and evaluation of the qualifications, independence and performance of our internal and independent auditors with the authority to replace Akamai’s independent auditors.

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●	Review and oversight of handling of ethical issues brought to the attention of management and the Board

●	Review of management’s enterprise risk assessments

The Audit Committee acts under a written charter that is available on our website at www.akamai.com/html/investor/corporate_governance.html. The members of the Audit Committee are independent directors as defined by the Audit Committee charter and the NASDAQ Rules.

Akamai’s management is responsible for the financial reporting process, including Akamai’s system of internal controls, and for the preparation of consolidated financial statements in accordance with GAAP. PricewaterhouseCoopers LLP, or PwC, Akamai’s independent auditors, is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP. The Audit Committee’s responsibility is to oversee and review these processes. The members of the Audit Committee are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to the financial statements concerning compliance with laws, regulations or GAAP or as to auditor independence.

Our Director of Internal Audit reports directly to the Audit Committee. The Internal Audit function annually conducts a series of audits to test Akamai’s internal financial and IT controls. This annual internal audit plan is reviewed and approved by the Audit Committee. Individual audit reports are reviewed at each Audit Committee meeting and any deficiencies are reviewed with management.

We reviewed Akamai’s audited consolidated financial statements that were included in Akamai’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the Commission, which we refer to herein as the Financial Statements. We reviewed and discussed the Financial Statements with Akamai’s management and PwC. PwC has represented to the Audit Committee that, in its opinion, Akamai’s Financial Statements were prepared in accordance with GAAP. We discussed with PwC the matters required to be discussed by Statement on Auditing Standard No. 16, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

We also discussed with PwC its independence from Akamai and considered whether PwC’s rendering of certain services to Akamai, other than services rendered in connection with the audit or review of the Financial Statements, is compatible with maintaining PwC’s independence. See “Ratification of Selection of Independent Auditors” included elsewhere in this Proxy Statement. In connection with these matters, Akamai received the written disclosures and letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence.

Based on our review of the Financial Statements and reports to us and our participation in the meetings and discussions described above, and subject to the limitations on our role

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and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board of Directors that the Financial Statements be included in Akamai’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 as filed with the Commission.

We have also appointed PwC to act as Akamai’s independent auditors for 2016.

Audit Committee

Pamela J. Craig—Chair	Steven Scopellite
Jill A. Greenthal	Naomi O. Seligman

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Certain Relationships and Related Party Transactions; Code of Ethics; Interest in Annual Meeting Matters

Akamai did not enter into any transactions of the type required to be disclosed under Item 404 of Regulation S-K under the Exchange Act. Under our written Code of Business Conduct and Ethics, our employees and members of our Board of Directors are prohibited from entering into any business, financial, or other relationship with our existing or potential customers, competitors, or suppliers that might impair, or appear to impair, the exercise of his or her judgment for Akamai. Our Code of Business Conduct and Ethics also prohibits situations involving Akamai entering into a business transaction with an executive officer or director, a family member of an executive officer or director, or a business in which such a person has any significant role or interest if such a transaction could give rise to a conflict of interest. Our executive officers and directors are obligated under the Code of Business Conduct and Ethics to disclose to our Legal Department any existing or proposed transaction or relationship that reasonably could be expected to give rise to a conflict of interest. Under the procedures reflected in our Code of Business Conduct and Ethics and Audit Committee Charter, proposed related party transactions are subject to review to determine if they are in the best interests of the company and, if such transaction is entered into, the conditions under which it may proceed. Proposed transactions involving executive officers, other than the General Counsel, are reviewed and subject to approval by the General Counsel after notifying the Audit Committee and the Lead Director. Proposed transactions involving the General Counsel or a director are reviewed and subject to approval by disinterested members of the Audit Committee after notifying the Lead Director.

No person who served as a director or executive officer of Akamai during the year ended December 31, 2015 has a substantial interest, direct or indirect, in any matter to be acted upon at the Annual Meeting. Each executive officer serves at the discretion of our Board of Directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

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Part Four

Executive Compensation Matters – Compensation Discussion and Analysis (CD&A)

The following discussion and analysis of Akamai’s executive compensation objectives, policies and practices is designed to provide an overview of the material elements of our compensation structure. This discussion is focused on the following persons who served as Akamai executive officers in 2015:

Name	Title	Date Appointed to Current Role	Year of Hire
F. Thomson Leighton	Chief Executive Officer	January 2013	1998

James Benson	Chief Financial Officer	February 2012	2009

Robert Blumofe	EVP, Platform	January 2013	1999

Robert Hughes	President, Worldwide Operations	January 2013	1999

Rick McConnell	President, Products and Development	January 2013	2011

We refer to these individuals as our Named Executive Officers or our NEOs. Mr. Hughes resigned from his position as President, Worldwide Operations effective March 31, 2016. Please refer to the “Summary Compensation Table” and the additional tables that follow for detailed information on compensation paid to our NEOs.

Executive Summary

In this Executive Summary, we describe our guiding principles on executive compensation, provide highlights of our recent performance and illustrate how those principles have aligned with our executive pay outcomes. We also discuss our approach to our CEO’s compensation and key compensation policies and practices.

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Our Compensation Principles

Our compensation programs are designed to advance these guiding principles:

Aligning Executive Compensation with our Performance

Akamai seeks to align executive compensation with performance by:

●	Allocating a majority of target compensation to equity-based awards that directly link the value of executive compensation to our stock price performance

●	Tying cash incentive bonuses to performance against specific financial measures

●	Utilizing performance-based vesting RSUs, or PRSUs, that require achievement of financial targets

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●	Taking into account operational execution that positions Akamai to achieve our long-term strategy, particularly when establishing annual salaries

In other words, we believe that a significant portion of executive pay should be at risk. Specifically, the amount earned by the executive should primarily be tied to our financial performance and the performance of our stock price. The charts below show the percentage that at risk 2015 compensation comprised of total compensation for our CEO and other NEOs. We consider compensation to be “at risk” if vesting is subject to achievement of performance targets and/or the value received is dependent on our stock price.

Revenue and profitability growth are key financial measures used by our Board of Directors and management to assess our performance and are components of our annual incentive plan. In 2015, we exceeded $2 billion in revenue for the first time, a 12% increase over 2014. We were also profitable, with $321 million of net income on a GAAP basis. Below are charts that show our revenue and profitability results, measured as GAAP net income, over the past three years:

The Compensation Committee established revenue and profitability as equally-weighted metrics for 80% of our executives’ cash bonus programs in 2013, 2014 and 2015. For 2013, profitability was measured as non-GAAP pre-tax net income; and for 2014 and 2015, it was measured as non-GAAP operating income. Revenue targets are adjusted to eliminate the effects of foreign exchange rate fluctuations. In 2014 and 2015, profitability targets were also adjusted to eliminate the effects of foreign exchange rate fluctuations.

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The following graph shows how we performed against revenue and profit targets on a percentage basis and the resulting bonus payout as a percentage of the target bonus (aggregated for all Named Executive Officers). Because revenue and profitability were at levels below our target goals, the 2015 incentive bonus payout was considerably lower than target payout, in contrast to 2013 and 2014 where above-target performance led to larger cash bonuses.

Refer to “Financial Metrics Definitions” below for an explanation of the calculation of these measures.

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Compensation Policies and Practices Highlights

Every year, the Compensation Committee assesses the effectiveness of the performance of our compensation plans and practices. We evaluate the financial metrics we use and how our programs compare with those used by our peer group companies. We also consider whether our goal of aligning awards with performance is being realized and if programs appear to have led to any unintended consequences. In recent years, we have continuously taken steps to strengthen and improve our executive compensation policies and practices. Highlights of our current policies and practices include:

What we do and don’t do
We align executive compensation with the interests of our stockholders by designing our executive compensation to avoid excessive risk and foster sustainable growth	✓	Focus on Performance-Based Pay
	✓	Mitigate Undue Risk in Compensation Programs
	✓	Include Double-Trigger Change in Control Provisions for Time-Based Equity Awards
	✓	Utilize Objective Performance Metrics
	✓	Review Tally Sheets when Making Executive Compensation Decisions
	✓	Provide Modest Perquisites
	✓	Enforce Stock Ownership Guidelines for Officers and Directors
	✓	Cap Bonus Payouts

We adhere to executive compensation best practices	✓	Prohibit Hedging Transactions and Short Sales by Executive Officers or Directors
	✓	Prohibit Pledging of Company Stock
	✓	Maintain a Clawback Policy
	✓	Mitigate Potential Dilutive Effect of Equity Awards Through Robust Share Repurchase Program
	✓	Utilize an Independent Compensation Consulting Firm that Provides No Other Services to Akamai
	✓	Provide Reasonable Post-Employment/Change in Control Provisions
	✓	No Employment Contracts (unless required by law)
	✓	No Repricing Underwater Stock Options
	✓	Avoid Overlapping Performance Metrics
	✓	No Excise Tax Gross-Ups Upon Change in Control

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CEO Compensation

Dr. Leighton became our CEO in January 2013, having previously served as our Chief Scientist since co-founding Akamai. In his prior role, from 2001 through 2012, Dr. Leighton received an annual salary of $20,000. In establishing his salary as CEO, the Compensation Committee considered Dr. Leighton’s past compensation history, his significant equity holdings, peer group practices and the desire to include significant performance-based vehicles as the majority of his pay package. This approach conforms to our philosophy of aligning his compensation with the interests of our long-term investors. The Compensation Committee and Dr. Leighton agreed that in 2013 he would move to a salary of $1 (with bonus potential of up to an additional 180%, consistent with our other NEOs’ bonus plans), with the remainder of his annual compensation to be market competitive and consisting of equity-based components. Ultimately, nearly 100% of Dr. Leighton’s compensation is at risk and stock-based.

Compensation Elements and Alignment of Pay and Performance

We structure the annual compensation of our executive officers using three principal components: base salary, cash incentive bonuses and long-term equity-related incentives. While the pay mix may vary from year to year, the ultimate goal is to achieve our compensation objectives and adhere to the principles discussed above. In the chart below, we provide an overview of each material element of our 2015 executive compensation program and describe how each such element is tied to our compensation objectives. Further analysis and discussion of each element and its importance follows the chart.

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Our Executive Compensation Components and Results

Each year, we set the compensation levels for our executives – across all of the different compensation components – based on the scope of their responsibilities, taking into account the practices of companies in our compensation benchmarking peer group, the executives’ prior background, training and experience and the ability to replace the individual. We also review the skills and performance level of the individual executive relative to targeted performance criteria for the prior year and actual corporate performance in prior periods.

Base Salary

Base salaries represent a relatively small percentage of our overall compensation. The base salary of an executive officer is evaluated together with the other components of his or her compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy.

2015 Base Salaries for Named Executive Officers
Name	2015 Base Salary	Percentage Increase from 2014
Dr. Leighton	$1	N/A

Mr. Benson	$450,000	5.9%

Mr. Blumofe	$430,000	7.5%

Mr. Hughes	$530,000	2.9%

Mr. McConnell	$530,000	2.9%

Base salary and overall compensation for Messrs. Benson and Blumofe increased in 2015 by a slightly higher amount in order to improve the market competitiveness of their compensation packages.

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Cash Incentive Bonuses

Under the cash incentive bonus program, the Compensation Committee determined each NEO’s target award opportunity, expressed as a percentage of base salary. The Compensation Committee made these determinations based on each individual’s role and responsibilities and market practice. Each NEO has the opportunity to earn between 0% and 180% of his or her target award opportunity based on performance against pre-determined financial performance goals and strategic objectives that are discussed in the table below. The table also reflects the average actual payout percentage against target for our NEOs; on average this was 77.6% of target bonus, reflecting achieved performance slightly below the established target financial performance goals.

2015 Cash Incentive Bonus Plan Targets and Results
Metric	% Weighting	Why We Use This Metric	2015 Target	2015 Actual	Achievement % Against Target	Payout % Against Target
Revenue	40%	Revenue is a fundamental measure of our success at selling our solutions, innovating and competing in the marketplace.	$2.280 billion	$2.224 billion	97.6%	66.5%
Non-GAAP Operating Income*	40%	Non-GAAP operating income is an indicator of profitability that eliminates the effects of events that either are not part of our core operations or are non-cash as well as the impact of income taxes; we use it as a component of the bonus targets to align our executives’ interests with those of our investors.	$659 million	$648 million	98.4%	81.0%
Management by Objectives (MBOs)	20%	Individual MBOs are intended to incent executives to pursue Akamai’s objectives by setting challenging but achievable goals that draw upon each individual’s particular leadership skills to advance our annual and long-term strategic interests. There is no automatic expectation of achievement.	N/A	N/A	Varied	Varied
Average Payout as a % Against Target						77.6%

*	Refer to “Financial Metrics Definitions” below for an explanation of the calculation of this measure.

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We primarily derive income from sales of services to customers executing contracts with terms of one year or longer. In general and subject to fluctuations in customer usage of our media solutions, these recurring revenue contracts allow us to have a relatively consistent and predictable base level of revenue growth without dramatic swings from year to year. In setting annual performance targets and associated payout levels, the Compensation Committee takes this into account. A 5%-10% or greater improvement over target revenue or operating income targets represents excellent performance and is reflected in cash bonus payments; a 5%-10% or greater shortfall against such targets leads to much lower payouts. We discuss our business model in greater detail in the Management’s Discussion and Analysis section of our Annual Report on Form 10-K mailed with this Proxy Statement.

2015 Individual Performance Goals and Results

Each of our NEOs has a series of annual individual performance goals, or MBOs, designed to create the foundation for future growth and shareholder value creation. The CEO determines the MBOs for each of his direct reports and evaluates that individual’s performance against those MBOs. He then reviews his evaluations with the Compensation Committee along with his payout determination, up to a maximum of 100% of target. Our CEO’s MBOs are established by the full Board of Directors. At the conclusion of the year, our Chairman of the Board and Lead Independent Director review the CEO’s performance against these MBOs and discuss their performance assessment with the Board of Directors, which ultimately determines the CEO’s achievement and payout amount, up to a maximum of 100% of target.

Below we provide a summary of the individual performance achievements of our Named Executive Officers against their key MBOs.

Name	2015 Individual Achievements Related to MBOs	Achievement % Against Target
Dr. Leighton	● Launched strategic plan addressing Akamai’s long-term revenue goals ● Oversaw improvements in how easy it is for customers to do business with Akamai ● Increased workforce diversity ● Successfully integrated Prolexic acquisition	85%
Mr. Benson	● Drove closer coordination between Finance and Information Technology organizations to improve operational effectiveness ● Maintained a strong control environment across finance functions ● Enhanced forecasting and reporting capabilities ● Oversaw completion of key initiatives in tax, investor relations, payroll and procurement	100%

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Mr. Blumofe	● Executed on key initiatives to make specified Akamai solutions easier for our customers to use ● Oversaw significant progress on key Information Technology projects ● Implemented improvements to processes for developer on-boarding and training ● Reduced network incidents and vulnerabilities	100%
Mr. Hughes	● Increased utilization of analytical approaches to sales strategies ● Strengthened sales in non-U.S. markets ● Oversaw improvements in employee engagement and diversity ● Enhanced forecasting and training for sales representatives	89%
Mr. McConnell	● Improved reliability of solutions ● Oversaw acquisitions and integrations of Bloxx, Xerocole and Octoshape ● Executed on key initiatives to make specified Akamai solutions easier for our customers to use	92%

Determination of 2015 Incentive Compensation Payout

The average 2015 cash incentive bonus payout for our NEOs, reflecting the weighting and percentage achievement against target for each component, is calculated as follows:

Applying that formula, each Named Executive Officer’s target bonus opportunity and the actual payout against such opportunity were:

Name	Potential Bonus Payout at Target (100% Achievement)	Actual 2015 Bonus Payout as a % Against Target	2015 Bonus Payout Amount
Dr. Leighton	$1	76.0%	$1

Mr. Benson	$376,615	79.0%	$297,528

Mr. Blumofe	$316,269	79.0%	$249,855

Mr. Hughes	$525,846	76.8%	$403,853

Mr. McConnell	$525,846	77.4%	$407,008

See the chart titled “2015 Cash Incentive Bonus Plan Targets and Results” above for information on the weighting of the different components of the bonus plan.

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Long-Term Equity Incentives

We believe that long-term equity-based compensation grants provide excellent incentives for executives that align executive and stockholder interests and also assist in retaining those executives. In 2015, we issued time-vesting RSUs and performance-based RSUs to our NEOs, with PRSUs accounting for 60% of the targeted equity value and time-vesting RSUs accounting for the remaining 40%. The target long-term equity incentive values for our NEOs are set forth below:

2015 Long-Term Equity Incentive Plan Overview

Name	Target Value for Performance RSUs (Achievement at Target)	Target Value for Time-Vesting RSUs	Total
Dr. Leighton	$5,100,000	$3,400,000	$8,500,000

Mr. Benson	$1,260,000	$840,000	$2,100,000

Mr. Blumofe	$1,020,000	$680,000	$1,700,000

Mr. Hughes	$1,950,000	$1,300,000	$3,250,000

Mr. McConnell	$1,950,000	$1,300,000	$3,250,000

Time-vesting RSUs represent a means of providing equity-related value with more compensation certainty, even if the stock price fluctuates, and we believe they improve executive retention. Performance-based RSUs vest only if certain performance goals are satisfied.

2014 Performance-Based RSU Metrics and Payouts for 2014-2015 Performance Cycle

In 2014, we granted to each of our NEOs performance-based RSUs that could be earned based on achieved performance against pre-determined performance metrics over a two-year performance period (in prior years, the performance period was a one-year period). To the extent earned, these performance-based RSUs would vest 50% in 2016 and 50% in 2017. The chart below shows actual performance against target and the percentage of target payout earned by each NEO.

Metric	Weighting	Target Performance (2014-2015)	Actual Performance (2014-2015)	Achievement % Against Target
Operating Free Cash Flow	25%	$1.0 billion	$1.03 billion	103.0%

Web Performance, Security, Emerging Products and Carrier Solutions Revenue	50%	$1.92 billion	$1.86 billion	96.7%

Media Delivery and Services Revenue	25%	$2.19 billion	$2.33 billion	106.8%

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Based on such performance, the overall weighted average payout as against target was 111.0%.

2015 Performance-Based RSU Metrics for 2015-2016 Performance Cycle

In 2015, we granted to each of NEOs similar performance-based RSUs that could be earned based on achieved performance against pre-determined performance metrics over a two-year performance period (2015-2016). To the extent earned, these performance-based RSUs would vest 50% in 2017 and 50% in 2018. The chart below shows the applicable performance metrics:

Metric	Weighting
Operating Free Cash Flow	25%

Web Performance, Security, Emerging Products, Carrier Solutions, Custom Government and Emerging Mobile Revenue	50%

Media Delivery and Services Revenue	25%

The Compensation Committee selected these metrics because they are relevant indicators of our financial performance over the short- and longer-terms. Operating free cash flow is indicative of our operational profitability and efficiency and provides some balance to encourage profitable revenue growth. Revenue reflects growth in our business. For each metric, there is a threshold achievement level, at which 25% of the target number of RSUs would be earned; a target achievement level, at which 100% of the target number of RSUs would be earned; and a maximum achievement level, at which 200% of the target number of RSUs would be earned.

The Compensation Committee believes these targets represent challenging goals that will require significant growth in revenues and profitability to achieve. For a discussion of factors that may affect our ability to meet these goals, see “Risk Factors” set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, which is being mailed to you with this Proxy Statement.

How We Select and Use Peer Groups

The Compensation Committee works closely with Meridian Compensation Partners, or Meridian, our independent compensation consultants, to establish the peer group we use in reviewing and setting executive compensation for the upcoming year. Meridian provides research data, and the Compensation Committee also considers input from Akamai executives and members of the Board on the competitive landscape in our industry and adjacent ones. We adhere to the following key principles to establish our peer group:

●	Consistency. Peer groups should generally change only gradually.

●	Competitors. Our peer group companies should reflect Akamai’s competitors for executive talent as well as in business (including investment capital).

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●	Similarity in Size. Peer group companies should be of a similar size; we generally consider revenue and market capitalization.

●	Statistical Validity. Our peer group should include enough data points to develop statistically valid data. We generally expect to include approximately 20 companies in our peer group.

As we considered companies to include in our peer group, we identified a number of companies with which we compete for executive talent that are larger than Akamai. Failing to consider the practices of these companies would not allow us to structure our compensation programs effectively. To address this, the Compensation Committee approved and adopted two peer groups for use in connection with setting 2015 compensation.

Benchmarking Peer Group

The benchmarking peer group is comprised of companies of similar size and industry as Akamai. The Compensation Committee reviewed compensation data for executives with comparable positions at these benchmarking peer group companies to gauge the reasonableness and competitiveness of each of our NEO’s total compensation as well as to inform the design of our programs. Our benchmarking peer group consisted of the following companies:

Adobe Systems	Autodesk	Brocade Communications
Ciena	Citrix Systems	Equinix
F5 Networks	Informatica	Juniper Networks
Nuance Communications	Progress Software	PTC
Rackspace Hosting	Red Hat	Salesforce.com
Verisign	VMware

The benchmarking peer group was established in mid-2014 for use in setting 2015 compensation. Akamai’s revenue for 2015 was $2.2 billion, and our market capitalization at the end of that year was $9.3 billion. The median 2015 revenue for our benchmarking peer group was approximately $2.4 billion, and the median market capitalization for the group at the end of that year was $8.3 billion.

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Design Reference Peer Group

The Compensation Committee has also adopted a supplemental design reference peer group to provide further context as we structure our executive compensation program. The companies in the design reference peer group consistently provide the greatest challenges for Akamai in competing for talent even though they are considerably larger than us so would not be appropriate for the benchmarking peer group at this time. The Compensation Committee used data derived from the design reference peer group to inform our incentive plan design, pay mix, long-term incentive vehicles and other practices. The Compensation Committee believes that understanding design reference peer group data helps us to successfully attract and retain experienced and talented individuals who are critical to our long-term success. Our design reference peer group consisted of the following companies:

Amazon.com	Apple	Cisco Systems
EBay	EMC	Facebook
Google	Microsoft	Netflix
Oracle	Yahoo!

Target Compensation Philosophy

Our philosophy is to target each NEO’s total direct compensation (i.e., the sum of base salary, target annual cash incentive bonus and target value of long-term incentives) at the 50th percentile of our benchmarking peer group.

The Compensation Committee relies on our compensation benchmarking peer group for competitive compensation data. In determining 2015 compensation levels, the Compensation Committee took into account a number of factors, including long-term retention objectives, individual and corporate performance, complexity of job roles and the highly-competitive marketplace for executives with the skills and expertise of our NEOs. In the future, the Compensation Committee may adjust the total direct compensation for an NEO to a level higher or lower than the median of the benchmarking peer group as it deems warranted. We also structure and balance the different elements of compensation to reflect trends across our design reference peer group.

The total direct compensation for 2015 for Messrs. Benson and Blumofe and Dr. Leighton was at approximately the 50th percentile of the benchmarking peer group and for Messrs. Hughes and McConnell was between the 50th and 75th percentiles of such group. The ultimate placement of each individual’s compensation in respect of our benchmarking peer group is determined by application of the factors that we used to set each person’s total compensation as discussed above.

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Our Executive Compensation Process

The Compensation Committee constructs our executive compensation program with input from Meridian and our Chief Executive Officer. We establish the annual compensation packages for our executive officers at the beginning of each year after an extensive process of analysis and review of competitive trends, assessment of prior compensation programs to understand their effectiveness and results, consideration of the peer group practices we use, performance evaluations, and investor input that occurs during the third and fourth quarters of the prior year.

Role of the Compensation Committee

The Compensation Committee sets the compensation for each of our Named Executive Officers and other senior executives. It establishes the financial metrics for performance-based awards based on Akamai’s operating plans and long-term strategy approved by the Board and then assesses performance against those targets in later years. For NEOs other than our CEO, the Compensation Committee reviews Dr. Leighton’s evaluation of his direct reports’ performance against their MBOs and establishes the payout determination. The full Board makes the determination of our CEO’s performance against his goals.

The Compensation Committee makes judgments about the role of each executive in the pursuit and achievement of our corporate and strategic objectives. Typically, these judgments involve qualitative, rather than quantitative, evaluations of each individual’s past performance and expectations about future contributions. We believe that it is important to reward excellence, leadership and outstanding long-term company performance through compensation arrangements designed to retain and motivate executives while aligning their incentives with continued high levels of performance.

The Compensation Committee approves and grants all equity incentive awards to our Named Executive Officers. In general, annual executive compensation determinations are made at the scheduled committee meeting in January or February of each year. Equity incentive awards to newly-hired executive officers are generally granted at the first regularly-scheduled Compensation Committee meeting following the individual’s date of hire. For retention purposes or to reflect changes in responsibilities or similar events or circumstances, the Compensation Committee may grant equity awards to our executive officers at other times during the year. The Compensation Committee sets a dollar value for each executive RSU award that is issued as part of our compensation program; the number of RSUs granted is determined on the second business day following the public announcement of our earnings results for the most recently-completed quarter based on the closing sale price of our stock on that date. We believe that it is appropriate to issue our annual executive equity awards after such earnings results announcements, a time when the Board and the executives are not in possession of material nonpublic information about the prior quarter’s financial performance and after the market has had an opportunity to absorb such information.

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The Compensation Committee retains, but we do not currently expect that it will exercise in the future, discretion to waive the achievement of stated corporate performance targets as a condition to payment of cash incentive bonuses.

Role of our Chief Executive Officer

The Chief Executive Officer meets with each other NEO to review prior year performance and to establish written individual performance goals for the coming year. He makes a recommendation to the Compensation Committee as to proposed salary, bonus and equity incentive compensation for the coming year for these Named Executive Officers. With respect to an assessment of achievement of individual or departmental objectives for Named Executive Officers during the prior year, the Chief Executive Officer makes such determinations and may exercise discretion or judgment in the course of doing so. He then communicates the individual performance determinations to the Compensation Committee.

With respect to his own compensation, the CEO proposes his individual performance goals, and the Lead Director and Chairman of the Board review and, if appropriate, revise these goals, which are then presented to the full Board of Directors (without the participation of the CEO) for approval. At the end of the year, the Board (without the participation of the CEO) makes the determination of whether and to what extent the Chief Executive Officer has achieved his individual performance goals. Such assessment may involve the exercise of judgment or discretion by the Board. The Compensation Committee is the ultimate decision-maker with respect to the compensation of our Chief Executive Officer and other NEOs.

Role of Independent Compensation Consultants

Our Compensation Committee considered advice provided by Meridian in establishing our 2015 executive compensation program. Meridian is retained by and reports directly to the Chair of the Compensation Committee. Meridian was first retained by Akamai in 2011 and, as described above, provided services to the Compensation Committee such as recommending a peer group of companies, assisting Akamai in surveying the practices of peer group companies in the United States, as well as other companies with which we compete to attract and retain executive talent, comparing our compensation programs with such companies, reviewing the value of equity compensation previously granted to executives, developing a long-term executive compensation strategy and related services. Meridian has not provided us with any services in 2011-2015 beyond providing advice or recommendations on the amount or form of executive and director compensation. The Compensation Committee determined that Meridian was independent of management throughout this time period.

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How We Considered the 2015 “Say-on-Pay” Advisory Vote on Executive Compensation

The Compensation Committee has consistently strived to balance the need to offer competitive executive compensation with what it believes is in the long-term best interests of Akamai and our stockholders. The Compensation Committee takes seriously stockholder input. We consider that input, best practices and the competitive environment to develop compensation programs that are designed to support our short- and long-term success without encouraging excessive risk-taking.

At our 2015 Annual Meeting of Stockholders, we held an advisory vote on our 2014 executive compensation program, and 98.5% of the votes cast on the matter were voted in support of the program.

Taking into account feedback we have received from investors, we made the following changes to our executive compensation programs in recent years:

●	We increased the emphasis on performance-based RSUs to 60% of the target value of executive equity awards

●	We adopted a compensation recovery, or clawback, policy

●	We have moved away from the issuance of stock options to our executives and directors

●	We amended our Change in Control Agreements to eliminate single-trigger vesting except where an acquirer would cancel the awards

●	In our 2016 equity program, we are introducing a total shareholder return performance metric for a portion of RSUs granted to executives

How We Evaluate and Address Risk in Our Compensation Policies and Practices

Annual Risk Assessment

Annually, the Compensation Committee asks management and Meridian to review the potential risks associated with the structure and design of various Akamai compensation plans. These risks are reviewed and discussed by the Compensation Committee. The review includes assessing executive and non-executive compensation programs, with particular emphasis on incentive compensation plans, including sales compensation, against key risks that our company faces. Our review takes into account changes in compensation programs, as well as new risks we identify. In addition, our compensation plans and programs operate within strong governance and review structures that serve and support risk mitigation. In particular, we believe the following factors mitigate any components of our compensation programs that would encourage excessive risk taking:

●	Significant weighting towards long-term incentive compensation discourages short-term risk-taking

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●	Performance goals are appropriately set to avoid targets that, if not achieved, result in a large percentage loss of compensation

●	Cash incentive awards for NEOs are capped by the Compensation Committee

●	Stock ownership requirements align the interests of management with those of our stockholders

●	Our executives are granted a mix of different types of compensation awards

●	Our controls and procedures are designed to provide checks and balances to ensure that one individual or a small group of individuals cannot engage in activities that expose us to excessive risks without having received approvals from other areas of the business or senior management

In reviewing our compensation policies and practices for all employees, the Compensation Committee determined that they do not create risks that are reasonably likely to have a material adverse effect on Akamai.

Compensation Recovery Policy

In 2014, the Compensation Committee adopted a Compensation Recovery Policy that is applicable to our NEOs and other members of senior management. The policy provides that the Compensation Committee may require a covered person who engages in detrimental conduct (e.g., committing a felony, gross negligence or willful misconduct with respect to our financial statements) to reimburse us for all, or a portion of, any bonus, incentive payment, equity-based award or other compensation received by him or her during the 12 months preceding such detrimental conduct and remit to us any profits realized by him or her from the sale of Akamai securities during such 12-month period. In addition, if we need to restate our reported financial results to correct a material accounting error due to material noncompliance with a financial reporting requirement under U.S. securities laws, the Compensation Committee may seek to recover or cancel the excess portion of incentive compensation paid (including through vesting of equity awards) to such individual during the 36-month period preceding the filing of the restatement that is deemed by us to be unearned.

Stock Ownership Requirements

Our executive officers are subject to minimum stock ownership requirements. Our Chief Executive Officer must hold shares of our common stock with a value at least equal to six times his annual base salary. Other Named Executive Officers must hold shares of our common stock with a value at least equal to two times their annual base salary. A senior executive’s stock ownership includes all shares of our common stock owned by the individual outright or held in trust for the senior executive and his or her immediate family and any shares of Akamai common stock in employee plans, but not the executive officer’s unvested or unexercised equity. If a senior executive fails to meet the ownership guidelines under the review procedures set forth in the guidelines as of the end of a five-year qualification period, he or she will not be permitted to sell shares of Akamai stock until

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such time as he or she has exceeded the required minimum ownership level. As of March 1, 2016, all of our Named Executive Officers had either satisfied the minimum ownership requirement or are on track for compliance within the timeline for compliance set forth in the guidelines.

Anti-Hedging Policy

We have an insider trading policy that is applicable to all of our employees, consultants and members of our Board of Directors. The policy prohibits those individuals and their related persons from engaging in any speculative transactions involving our stock including the following activities: use of Akamai’s securities to secure a margin loan; short sales of our securities; buying or selling puts or calls on Akamai’s securities; transactions in publicly-traded options relating to our securities (i.e., options that are not granted by Akamai); and other transactions involving financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities. In addition, Akamai’s executive officers and members of the Board of Directors may not pledge Akamai securities as collateral for a loan.

Severance Arrangements

We believe that having in place reasonable and competitive employee severance plans is essential to attracting and retaining highly-qualified executives. Akamai’s severance arrangements are designed to provide reasonable compensation to departing executives under certain circumstances to facilitate an executive’s transition to new employment. We seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring the executive to sign a separation and release agreement acceptable to Akamai as a condition to receiving severance benefits.

We do not consider specific amounts payable under the severance arrangements when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive. In determining payment and benefit levels under the various circumstances triggering the provision of benefits under employment and severance agreements, the Compensation Committee has drawn a distinction between voluntary terminations and terminations for cause and terminations without cause or as a result of a change in control. Payment in the latter circumstances has been deemed appropriate in light of the benefits to us described above, as well as the likelihood that the executive’s departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination for cause or voluntary resignation because such events often reflect either inadequate performance or an affirmative decision by the executive to end his or her relationship with Akamai.

We have change in control agreements in place with each of our Named Executive Officers. We believe that these agreements are designed to align the interests of management and stockholders when considering the long-term best future for Akamai. The primary purpose

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of these arrangements is to keep senior executives focused on pursuing all corporate transaction activity that is in the best interests of stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition benefits should serve the interests of both the executive and our investors.

In 2012, we amended our Executive Severance Pay Plan and Change in Control Agreements that we have with several of our Named Executive Officers. We also adopted new forms of stock option and RSU grant agreements. These changes primarily accomplished the following:

●	We eliminated excise tax gross ups from existing agreements

●	We replaced single-trigger vesting for stock options and time-vesting RSUs beginning in July 2012 with a requirement that the individual’s employment be terminated (including through constructive discharge) following a change in control

●	We eliminated the perpetual terms of executive Change in Control Agreements, thus providing flexibility to the Compensation Committee to revisit the benefits and other terms of these arrangements in response to future events

In 2015, we amended our Change in Control Agreements that we have with our Named Executive Officers, as well as our employment letter agreement with Dr. Leighton, to eliminate single-trigger vesting of performance-based equity awards upon a change in control of Akamai unless such awards are not assumed by the acquiring entity. If they are assumed, such awards convert to time-based vesting awards based on an assumed target-level of performance.

We believe that these changes are consistent with the preferences of our largest investors and with emerging market practices.

See “Post-Employment Compensation and Other Employment Agreements” below for a discussion of the specific severance and change in control benefits payable to our Named Executive Officers.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to herein as the Code, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company’s Chief Executive Officer and the three other officers (other than the Chief Executive Officer and Chief Financial Officer) whose compensation is required to be disclosed to our stockholders under the Exchange Act. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met.

In 2013, the stockholders approved the 2013 Stock Incentive Plan, which allows for equity and cash-based awards that are intended to constitute qualified performance-based compensation. The Compensation Committee reviews the potential effect of Section 162(m) periodically and may structure the incentive compensation granted under

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the 2013 Stock Incentive Plan to its executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). For example, for our annual cash incentive program, the Compensation Committee established an incentive bonus pool equal to 2.5% of Non-GAAP Operating Income under the 2013 Stock Incentive Plan and made allocations of such incentive pool among certain executive officers, provided that no executive could receive an allocation in excess of $17 million pursuant to the terms of the 2013 Stock Incentive Plan. This incentive pool is not intended to increase annual incentive bonus awards beyond those levels that the Compensation Committee would otherwise approve consistent with its compensation policies described previously and the Compensation Committee specifically retains discretion to pay bonus amounts that are less than the amount that would be earned under the incentive pool. Thus, for 2015, the actual cash incentive bonuses were substantially less than the maximum amount permitted under the incentive pool allocation, based on the financial and strategic performance goals previously described.

Further, the Compensation Committee seeks to structure its performance-based RSUs in a manner that is intended to constitute qualified performance-based compensation. There can be no assurance that any compensation attributable to these incentive awards will be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the deduction limit when the Compensation Committee believes such payments are appropriate and in the best interests of Akamai and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

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Financial Metrics Definitions

Below are definitions of the financial metrics we used in our 2015 performance-based compensation programs:

“Revenue” means revenue calculated in accordance with GAAP, adjusted for the impact of fluctuations in foreign currency exchange rates.

“Non-GAAP Operating Income” means our annual GAAP operating income excluding amortization of intangible assets, stock-based compensation, restructuring charges and benefits, acquisition-related costs and similar items excluded by us in determining non-GAAP income from operations in issuing our public earnings announcements; adjusted for the impact of fluctuations in foreign currency exchange rates.

“Operating Free Cash Flow” means our annual net income before interest, income taxes, depreciation and amortization, stock-based compensation, restructuring charges and benefits, certain gains and losses on equity investments, and similar items excluded by us in determining “Adjusted EBITDA” in issuing our public earnings announcements; less annual capital expenditures, which include purchases of property and equipment and capitalized internal-use software, but excludes capitalized stock-based compensation and interest expense, as reported by us in our earnings announcements supplemental financial data; adjusted for the impact of foreign currency exchange rates.

*    *    *

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Compensation Committee Report

The Compensation Committee of our Board of Directors:

(1) has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement as required by Item 402(b) of Regulation S-K under the Exchange Act with management; and

(2) based on the review and discussion referred to in paragraph (1) above, the members of the Compensation Committee have recommended to the Board of Directors the inclusion of this Compensation Discussion and Analysis in this Proxy Statement for the 2016 Annual Meeting of Stockholders.

The Compensation Committee

Bernardus Verwaayen - Chair

Pamela Craig

Monte Ford

Jonathan Miller

Steven Scopellite

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Summary Compensation Table

The following table sets forth information with respect to compensation paid to our Named Executive Officers during the years ended December 31, 2015, 2014 and 2013:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)(2)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
F. Thomson Leighton	2015	1	—	8,499,916	—	1	—	8,499,917
Chief Executive	2014	1	—	7,499,986	—	2	—	7,499,989
Officer	2013	1	—	5,999,971	1,492,579	2	139,027	7,631,580
James Benson	2015	443,076	—	2,099,886	—	297,528	1,858	2,842,348
Chief Financial	2014	418,569	—	1,999,958	—	545,004	603	2,964,134
Officer	2013	392,731	—	1,279,973	318,406	451,551	—	2,442,661
Robert Blumofe	2015	421,693	—	1,699,889	—	249,855	—	2,371,437
Executive Vice	2014	392,731	—	1,299,945	—	511,710	450	2,204,836
President - Platform	2013	376,795	—	799,961	199,007	400,007	—	1,775,770
Robert Hughes (4)	2015	525,847	—	3,249,930	—	403,853	262	4,179,892
President - Worldwide Operations	2014 2013	510,962 499,054	— —	2,999,938 2,399,953	— 597,021	887,814 765,065	941 495	4,399,655 4,261,588
Rick McConnell	2015	525,847	—	3,249,930	—	407,008	1,476	4,184,261
President - Products	2014	510,962	—	2,999,938	—	887,814	467	4,399,181
and Development	2013	499,031	—	2,399,953	597,021	765,028	10,564	4,271,597

(1)	Amounts reflect the aggregate grant-date fair value computed in accordance with FASB ASC Topic 718 for equity awards granted to the Named Executive Officer during the applicable year. The assumptions we use in calculating these amounts are discussed in Note 15 of the notes to our consolidated financial statements for the year ended December 31, 2015 included in our Annual Report on Form 10-K, which accompanies this Proxy Statement, except that the amounts reflected in the table above exclude the impact of estimated forfeitures of equity awards.
(2)	Includes both time-vested RSUs and performance-based RSUs (at target). The value of all stock awards issued in 2013 assuming vesting of the maximum number of performance-based RSUs would be as follows: Dr. Leighton—$9,749,957; Mr. Benson—$2,079,969; Mr. Blumofe—$1,299,949; Mr. Hughes—$3,899,919; and Mr. McConnell—$3,899,919. The value of all stock awards issued in 2014 assuming vesting of the maximum number of performance-based RSUs would be as follows: Dr. Leighton—$11,999,977; Mr. Benson—$3,199,933; Mr. Blumofe—$2,079,934; Mr. Hughes—$4,799,900; and Mr. McConnell—$4,799,900. The value of all stock awards issued in 2015 assuming vesting of the maximum number of performance-based RSUs would be as follows: Dr. Leighton—$13,599,851; Mr. Benson—$3,359,831; Mr. Blumofe—$2,719,822; Mr. Hughes—$5,199,901; and Mr. McConnell—$5,199,901.
(3)

Unless otherwise indicated below, amounts in this column represent the value of tax gross ups associated with expenses related to attendance at our annual sales recognition event paid by us. In 2013, because the value of Akamai stock owned by Dr. Leighton exceeded certain limits set forth in the Hart-Scott-Rodino Antitrust Improvement Act regulations, or HSR, he was required to make HSR filings in 2013 in order to continue to participate in our equity compensation programs or to otherwise increase his stock ownership levels in the company. The Compensation Committee approved the payment of the $125,000 HSR filing fee and $13,500 in associated legal fees on Dr. Leighton’s behalf. This amount was imputed as income to Dr. Leighton. He did not receive any tax gross-up on this amount. The balance of the amount attributable to

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Dr. Leighton in this column represents the value of expenses related to attendance at our annual sales recognition event and paid by us, including a tax gross up. The amounts attributable to Mr. McConnell in this column for 2013 consist of $5,195 of imputed income related to third-party health insurance payments, $3,449 in value of expenses related to attendance at our annual sales recognition event paid by us, including a tax gross up, and a $1,920 cell phone allowance.
(4)	Mr. Hughes resigned his position as President, Worldwide Operations effective March 31, 2016

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2015 Grants of Plan-Based Awards

The following table sets forth information with respect to grants of plan-based awards to our Named Executive Officers during the year ended December 31, 2015. All equity awards were issued under the 2013 Stock Incentive Plan.

Name/ Award	Grant Date	Date of Appro- val of Grant if Different from Grant Date (1)	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards (2)
			Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Dr. Leighton
PRSUs (3)	2/12/15	2/4/15	—	—	—	37,727	75,454	150,908	—	—	—	5,099,936
Time-Vesting RSUs (4)	2/12/15	2/4/15	—	—	—	—	—	—	50,303	—	—	3,399,980
Cash Incentive Plan (5)	2/4/15	—	—	1	2	—	—	—	—	—	—	—
Mr. Benson
PRSUs (3)	2/12/15	2/4/15	—	—	—	9,321	18,641	37,282	—	—	—	1,259,945
Time-Vesting RSUs (4)	2/12/15	2/4/15	—	—	—	—	—	—	12,427	—	—	839,941
Cash Incentive Plan (5)	2/4/15	—	—	376,615	677,908	—	—	—	—	—	—	—
Mr. Blumofe
PRSUs (3)	2/12/15	2/4/15	—	—	—	7,545	15,090	30,180	—	—	—	1,019,933
Time-Vesting RSUs (4)	2/12/15	2/4/15	—	—	—	—	—	—	10,060	—	—	679,955
Cash Incentive Plan (5)	2/4/15	—	—	316,269	569,285	—	—	—	—	—	—	—
Mr. Hughes
PRSUs (3)	2/12/15	2/4/15	—	—	—	14,425	28,850	57,700	—	—	—	1,949,972
Time-Vesting RSUs (4)	2/12/15	2/4/15	—	—	—	—	—	—	19,233	—	—	1,299,958
Cash Incentive Plan (5)	2/4/15	—	—	525,846	946,523	—	—	—	—	—	—	—
Mr. McConnell
PRSUs (3)	2/12/15	2/4/15	—	—	—	14,425	28,850	57,700	—	—	—	1,949,972
Time-Vesting RSUs (4)	2/12/15	2/4/15	—	—	—	—	—	—	19,233	—	—	1,299,958
Cash Incentive Plan (5)	2/4/15	—	—	525,846	946,523	—	—	—	—	—	—	—

(1)	Equity awards were approved by the Compensation Committee on February 4, 2015, but the grants were not effective or priced until February 12, 2015, the second business day following the release of our 2014 earnings results.
(2)	Amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for equity awards granted to the Named Executive Officer during 2015 and assumes target level of achievement for performance-based awards. The assumptions we use in calculating these amounts are discussed in Note 15 of the notes to our consolidated financial statements for the year ended December 31, 2015 included in our Annual Report on Form 10-K, which accompanies this Proxy Statement, except that the amounts reflected in the table above exclude the impact of estimated forfeitures of equity awards.

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(3)	Consists of PRSUs eligible for vesting in 2017 and 2018. Grant date fair value is calculated based on number of shares issuable at target achievement level.
(4)	Time-vesting RSUs vest in three equal annual installments over a three-year period.
(5)	Consists of performance-based cash incentive plan bonus awards. Actual amounts awarded are set forth in the Summary Compensation Table above.

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Outstanding Equity Awards at December 31, 2015

The following table sets forth information with respect to outstanding equity incentive awards held by our Named Executive Officers as of December 31, 2015:

	Option Awards					Stock Awards
Name/Award	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Award Grant Date	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
(a)	(b)	(c)		(e)	(f)	(g)	(h)	(i)	(j)
Dr. Leighton
Stock Options	73,521	36,761	2/8/2013	35.42	2/8/2020	—	—	—	—
2013 Time-Vesting RSUs (3)	—	—	2/8/2013	—	—	21,175	1,114,440	—	—
2013 PRSUs (4)	—	—	2/8/2013	—	—	63,206	3,326,532	—	—
2014 Time-Vesting RSUs (3)	—	—	2/7/2014	—	—	35,311	1,858,418	—	—
2014 PRSUs (5)	—	—	2/7/2014	—	—	158,898	8,362,802	—	—
2015 Time-Vesting RSUs (3)	—	—	2/12/2015	—	—	50,303	2,647,447	—	—
2015 PRSUs (5)	—	—	2/12/2015	—	—	—	—	150,908	7,942,288
Mr. Benson
Stock Options	—	7,843	2/8/2013	35.42	2/8/2020	—	—	—	—
2013 Time-Vesting RSUs (3)	—	—	2/8/2013	—	—	4,518	237,782	—	—
2013 PRSUs (4)	—	—	2/8/2013	—	—	13,483	709,610	—	—
2014 Time-Vesting RSUs (3)	—	—	2/7/2014	—	—	9,417	495,617	—	—
2014 PRSUs (5)	—	—	2/7/2014	—	—	42,372	2,230,038	—	—
2015 Time-Vesting RSUs (3)	—	—	2/12/2015	—	—	12,427	654,033	—	—
2015 PRSUs (5)	—	—	2/12/2015	—	—	—	—	37,282	1,962,152

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	Option Awards					Stock Awards
Name/Award	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Award Grant Date	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
(a)	(b)	(c)		(e)	(f)	(g)	(h)	(i)	(j)
Mr. Blumofe
Stock Options	9,802	4,902	2/8/2013	35.42	2/8/2020	—	—	—	—
2013 Time-Vesting RSUs (3)	—	—	2/8/2013	—	—	2,824	148,627	—	—
2013 PRSUs (4)	—	—	2/8/2013	—	—	8,427	443,513	—	—
2014 Time-Vesting RSUs (3)	—	—	2/7/2014	—	—	6,121	322,148	—	—
2014 PRSUs (5)	—	—	2/7/2014	—	—	27,542	1,449,535	—	—
2015 Time-Vesting RSUs (3)	—	—	2/12/2015	—	—	10,060	529,458	—	—
2015 PRSUs (5)	—	—	2/12/2015	—	—	—	—	30,180	1,588,373
Mr. Hughes
Stock Options	—	14,705	2/8/2013	35.42	2/8/2020	—	—	—	—
2013 Time-Vesting RSUs (3)	—	—	2/8/2013	—	—	8,470	445,776	—	—
2013 PRSUs (4)	—	—	2/8/2013	—	—	25,281	1,330,539	—	—
2014 Time-Vesting RSUs (3)	—	—	2/7/2014	—	—	14,125	743,399	—	—
2014 PRSUs (5)	—	—	2/7/2014	—	—	63,558	3,345,058	—	—
2015 Time-Vesting RSUs (3)	—	—	2/12/2015	—	—	19,233	1,012,233	—	—
2015 PRSUs (5)	—	—	2/12/2015	—	—	—	—	57,700	3,036,751

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	Option Awards					Stock Awards
Name/Award	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Award Grant Date	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
(a)	(b)	(c)		(e)	(f)	(g)	(h)	(i)	(j)
Mr. McConnell
Stock Options	28,964	—	11/1/2011	26.64	11/1/2018	—	—	—	—
Stock Options	2,793	—	2/10/2012	38.43	2/10/2019	—	—	—	—
Stock Options	21,907	14,705	2/8/2013	35.42	2/8/2020	—	—	—	—
2013 Time-Vesting RSUs (3)	—	—	2/8/2013	—	—	8,470	445,776	—	—
2013 PRSUs (4)	—	—	2/8/2013	—	—	25,281	1,330,539	—	—
2014 Time-Vesting RSUs (3)	—	—	2/7/2014	—	—	14,125	743,399	—	—
2014 PRSUs (5)	—	—	2/7/2014	—	—	63,558	3,345,058	—	—
2015 Time-Vesting RSUs (3)	—	—	2/12/2015	—	—	19,233	1,012,233	—	—
2015 PRSUs (5)	—	—	2/12/2015	—	—	—	—	57,700	3,036,751

(1)	Unless otherwise noted, stock options granted prior to January 1, 2012 vest over four years with 25% vesting on the first anniversary of the date of grant and the remainder vesting in equal quarterly installments of 6.25% thereafter; stock options granted after January 1, 2012 vest over three years with one-third vesting on each of the first, second and third anniversaries of the date of grant.
(2)	Based on the $52.63 closing sale price of our common stock on December 31, 2015 as reported by the NASDAQ Global Select Market.
(3)	Consists of time-vesting RSUs that vest in three equal annual installments on the first, second and third anniversaries of the date of grant.
(4)	Consists of performance-based RSUs and reflects the actual number of shares earned based on performance; such shares vest in two equal installments; 50% on the date that financial results are certified by the Compensation Committee and 50% on the first anniversary thereof.
(5)	Represents maximum number of RSUs issuable based on achievement against targets; such shares, if issued, vest in two equal installments; 50% on the date that financial results are certified by the Compensation Committee and 50% on the first anniversary thereof.

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2015 Option Exercises and Stock Vested

The following table sets forth the number of shares acquired upon exercise of stock options by our Named Executive Officers in 2015 and the value realized upon exercise as well as the value realized upon vesting of RSU awards in 2015.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (1) (c)	Number of Shares Acquired on Vesting (#) (2) (d)	Value Realized on Vesting ($) (3) (e)
Dr. Leighton	—	—	102,034	6,237,338

Mr. Benson	29,647	1,152,380	36,326	2,211,893

Mr. Blumofe	27,715	828,085	23,206	1,401,590

Mr. Hughes	30,513	1,020,772	68,614	4,141,274

Mr. McConnell	15,000	701,900	65,143	4,088,612

(1)	Represents the amount realized from all option exercises during 2015 calculated based on the spread between the exercise price and the same day sales price.
(2)	Consists of RSUs vesting during 2015.
(3)	Calculated by multiplying the number of shares vested by the fair market value of one share of our common stock on the vesting date used to calculate taxable compensation to the executive.

Post-Employment Compensation and Other Employment Agreements

Severance Arrangements. Each of our Named Executive Officers, other than Dr. Leighton, is a participant in the Executive Severance Pay Plan, which we refer to herein as the Severance Plan. Under the Severance Plan, participants who are terminated for any reason other than “cause” (as defined in the Severance Plan) and have signed a separation and release agreement acceptable to Akamai are entitled to:

●	a lump sum payment equal to one year of the participant’s then-current base salary;

●	a lump sum payment equal to the annual incentive bonus at target that would have been payable to the executive under Akamai’s then-current cash incentive plan, if any, in the year of the executive’s termination had both Akamai and the executive achieved the target bonus objectives set forth in such executive’s bonus plan during such year; and

●	reimbursement of up to 12 times the monthly premium for continued health and dental insurance coverage.

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Executive Equity and Change in Control Agreements. As of December 31, 2015, each of our Named Executive Officers had entered into stock option grant agreements, change in control agreements (except in the case of Dr. Leighton) and RSU grant agreements that provide for acceleration of all or a portion of equity awards held by such executives upon a change in control of Akamai. Under the terms of the change in control agreements, in the event of a termination without cause, or a resignation for “good reason” (as defined in the agreement) within one year following a change in control of Akamai, such executives will receive full acceleration of stock options so that such stock options become 100% vested; full acceleration of time-vesting RSUs; a lump sum payment equal to one year of the executive’s then-current base salary; a lump sum payment equal to the annual incentive bonus at target that would have been payable to the executive under our cash incentive plan in effect immediately before the change in control event; and reimbursement for up to 12 months of health and dental insurance coverage. Under the terms of the agreements governing the performance-based RSUs granted in 2013, 2014 and 2015, upon a change in control, vesting shall accelerate at the target level of unvested performance-based RSUs that could be earned pro-rated based on the date on which the change in control occurs. For performance-based RSUs issued after 2015, upon a change in control, unvested performance-based RSUs that are assumed by an acquirer shall continue in place and be deemed to have been earned at target with the same vesting schedule. To the extent such RSUs are not assumed by the acquirer, they shall vest in full at the target level at the closing of the acquisition. See “Potential Payments Upon Termination or Change in Control” below for a description of the benefits payable to our Named Executive Officers upon a change in control of Akamai. Under the terms of time-vesting RSUs, such RSUs vest in full upon the death or permanent disability of the executive.

Dr. Leighton’s Employment Offer Letter Agreement. In February 2013, we entered into a letter agreement with Dr. Leighton in connection with him becoming our Chief Executive Officer; the agreement was amended in November 2015 to eliminate single-trigger vesting of assumed performance-based RSUs following a change in control. The amended agreement provides that, in addition to his annual salary, Dr. Leighton is eligible to receive an incentive bonus in any year that Akamai enters into a bonus plan for its senior executive team. Either Akamai or Dr. Leighton may terminate the agreement upon 30 days’ advance written notice to the other party; provided however, that in the event Dr. Leighton is terminated for “cause” (as defined in the letter agreement), Akamai may elect to pay Dr. Leighton an amount equal to 30 days of his then-current salary in lieu of providing him 30 days’ notice of the termination of his employment. If Dr. Leighton is terminated without cause or terminates his employment for “good reason” (as defined in the letter agreement) following a “change in control” (as defined in the letter agreement) of Akamai, he shall be entitled to:

●	accelerated vesting of any options and any time-vesting RSUs held by him;

●	pro rata vesting at target of performance-based RSUs held by him;

●	a lump sum cash payment equal to one year of his then-current base salary; and

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●	a lump sum cash payment equal to one year of his then-applicable annual incentive bonus at target.

If, outside of the change in control context, Dr. Leighton’s employment is involuntarily terminated for any reason other than cause or if he dies or becomes disabled, he shall be entitled to:

●	a lump sum cash payment equal to one year of his then-current base salary;

●	a lump sum cash payment equal to his then-applicable annual incentive bonus at target; and

●	a lump sum cash payment in an amount equal to 12 times the monthly premium for continued health and dental insurance coverage paid by Akamai on his behalf in the month preceding termination of his employment.

The letter agreement also provides that unless Akamai consents otherwise on a case by case basis, to ensure the maximum efficiency of Dr. Leighton’s business travel and to ensure his security on business travel, all of his air travel on Akamai business shall be via private air transportation; however, Dr. Leighton shall pay the costs of such airfare.

Mr. Hughes’s Separation Agreement. Mr. Hughes resigned from his position as President, Worldwide Operations effective March 31, 2016. In connection with his resignation, Akamai and Mr. Hughes entered into a Separation and Release Agreement setting forth certain matters related to his departure. He has agreed to remain employed by us as an advisor to the Chief Executive Officer for a period of up to 12 months to assist with transitioning his duties and responsibilities. He is to be paid a salary of $10,000 per month in this role. Following final termination of his employment, he will receive the severance benefits payable to executives under the Executive Severance Pay Plan; specifically, a lump sum payment equal to the sum of his salary as of March 31, 2016 and a target bonus amount equal to 100% of such salary, as well as continuation of certain health insurance benefits. The Separation and Release Agreement further provides that the Change in Control Agreement previously entered into between the Mr. Hughes and us will remain in effect until the end of his employment with us.

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Potential Payments Upon Termination or Change in Control

The chart set forth below describes the estimated benefits provided under various circumstances that trigger payments or provision of benefits under Akamai’s Severance Plan and other arrangements. Payments would not be cumulative. The value of equity incentive awards for which vesting would accelerate is calculated as if the triggering event occurred on December 31, 2015. Our closing stock price on December 31, 2015 was $52.63. In addition to the amounts listed below, each NEO is eligible to receive a lump sum payment equal to the sum of 12 times the monthly premium for continued health and dental coverage in the event of a termination without cause including following a change in control of Akamai.

Name	Triggering Event	Cash Severance Payment ($)	Stock Option Acceleration ($)	Acceleration of Time- Vesting RSUs ($)	Acceleration of Performance- Based RSUs ($)
Dr. Leighton	Voluntary Separation	—	—	—	—
	Involuntary Separation Without Cause	2	—	—	—
	Termination for Cause	—	—	—	—
	Change in Control Event	—	—	—	6,289,639
	Termination following a Change in Control*	2	632,657	5,620,305	—
	Death or Disability	—	—	5,620,305	—
Mr. Benson	Voluntary Separation	—	—	—	—
	Involuntary Separation Without Cause	806,615	—	—	—
	Termination for Cause	—	—	—	—
	Change in Control Event	—	—	—	1,515,253
	Termination following a Change in Control*	806,615	134,978	1,387,432	—
	Death or Disability	—	—	1,387,432	—
Mr. Blumofe	Voluntary Separation	—	—	—	—
	Involuntary Separation Without Cause	746,269	—	—	—
	Termination for Cause	—	—	—	—
	Change in Control Event	—	—	—	1,014,347
	Termination following a Change in Control*	746,269	84,363	1,000,233	—
	Death or Disability	—	—	1,000,233	—

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Name	Triggering Event	Cash Severance Payment ($)	Stock Option Acceleration ($)	Acceleration of Time- Vesting RSUs ($)	Acceleration of Performance- Based RSUs ($)
Mr. Hughes	Voluntary Separation	—	—	—	—
	Involuntary Separation Without Cause	1,055,846	—	—	—
	Termination for Cause	—	—	—	—
	Change in Control Event	—	—	—	2,496,349
	Termination following a Change in Control*	1,055,846	253,073	2,201,408	—
	Death or Disability	—	—	2,201,408	—
Mr. McConnell	Voluntary Separation	—	—	—	—
	Involuntary Separation Without Cause	1,055,846	—	—	—
	Termination for Cause	—	—	—	—
	Change in Control Event	—	—	—	2,496,349
	Termination following a Change in Control*	1,055,846	253,073	2,201,408	—
	Death or Disability	—	—	2,201,408	—

*	Values associated with equity award acceleration in the event of termination following a change of control assume that acceleration provisions applicable upon the occurrence of a change in control event have already been triggered.

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Securities Authorized for Issuance Under Equity

Compensation Plans

The following table reflects the number of shares of our common stock that, as of December 31, 2015, were outstanding and available for issuance under compensation plans that have previously been approved by our stockholders as well as compensation plans that have not previously been approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (1) (c)
Equity Compensation Plans Approved by Security Holders (2)(3)	5,872,753	$35.77	(4)	11,864,597

Equity Compensation Plans not Approved by Security Holders (5)	119,664	$2.41		240,845

Total	5,992,417	$32.99	(4)	12,105,442

(1)	Includes 1,500,000 shares available for future issuance under the Akamai Technologies, Inc. Amended and Restated 1999 Employee Stock Purchase Plan, as amended, which we refer to herein as the 1999 Employee Stock Purchase Plan. At our 2002 Annual Meeting of Stockholders, our stockholders approved an evergreen provision for the 1999 Employee Stock Purchase Plan pursuant to which the number of shares available for issuance automatically increases to up to 1,500,000 shares each June 1 and December 1, subject to an aggregate cap of 20,000,000 shares.
(2)	Consists of stock options and other equity rights, such as DSUs and RSUs, issuable under the Akamai Technologies, Inc. Second Amended and Restated 1998 Stock Incentive Plan, which we refer to herein as the 1998 Stock Incentive Plan, the 1999 Employee Stock Purchase Plan, the Akamai Technologies, Inc. 2006 Stock Incentive Plan, which refer to herein as the 2006 Stock Incentive Plan, the Akamai Technologies, Inc. 2009 Stock Incentive Plan, which we refer to herein as the 2009 Stock Incentive Plan and the 2013 Stock Incentive Plan. The 1998 Stock Incentive Plan expired in 2008 and the Akamai Technologies, Inc. 2001 Stock Incentive Plan, which we refer to herein as the 2001 Stock Incentive Plan expired in 2011; therefore, no additional shares are available for issuance under such plans. The Board of Directors has determined that no additional shares may be issued under the 2006 Stock Incentive Plan or the 2009 Stock Incentive Plan.
(3)	Excludes RSUs issuable for, and stock options to purchase up to, 168,284 shares of our common stock. Such stock options, having a weighted average exercise price of $11.24 per share, and RSUs were issued pursuant to stock plans assumed in connection with our acquisitions of Netli, Inc., the parent company of aCerno, Inc., Blaze Software, Inc. and Prolexic Technologies, Inc. No future equity awards may be issued under these plans.

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(4)	Consists of stock options issuable under the Akamai Technologies, Inc. 2001 Stock Incentive Plan and the Cotendo Inc. Amended and Restated 2008 Stock Plan, which we refer to herein as the Cotendo Plan.
(5)	RSUs issued under our equity compensation plans do not require payment by the recipient to us at the time of vesting. As such, the weighted-average exercise price does not take these awards into account

The following is a brief description of the material features of the equity compensation plans reflected in the chart above that were not approved by our stockholders:

Our 2001 Stock Incentive Plan allows for a total of 5,000,000 shares of our common stock, subject to adjustment in the event of a stock split or similar event, to be issued to our consultants, advisors and employees, including individuals who have accepted offers for employment with us; however, the 2001 Stock Incentive Plan excludes from participation all directors and all officers within the meaning of Section 16 of the Exchange Act and related rules. The 2001 Stock Incentive Plan provides for the granting of non-statutory stock options, restricted stock awards and other stock-based awards. A copy of the 2001 Stock Incentive Plan was filed with the Commission as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

In connection with our acquisition of Cotendo, Inc., we assumed unvested stock options issued by Cotendo under the Cotendo Plan on an as-converted basis of which 14,896 shares were outstanding at December 31, 2015. Each assumed option continues to have the same terms and conditions in effect prior to the acquisition, except that the number of shares received upon exercise of such assumed options and the exercise price thereof were adjusted in accordance with the transaction terms. RSUs from the Cotendo Plan representing 294,854 shares of Akamai common stock were granted to employees of Cotendo following the acquisition closing date in satisfaction of the terms of the merger agreement and to induce continued employment following the merger.

The Cotendo Plan allows for a total of 1,100,000 shares of our common stock subject to adjustment in the event of a stock split or similar event, to be issued to our former employees of Cotendo who are now Akamai employees but who are not Akamai directors or officers within the meaning of Section 16 of the Exchange Act and related rules. The Cotendo Plan provides for the granting of stock options, restricted stock and RSUs. A copy of the Cotendo Plan was included as an exhibit to our Registration Statement on Form S-8 filed with the Commission on March 14, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, which we refer to herein as Section 16(a), requires our officers and directors, and holders of more than ten percent of a registered class of our equity securities, which we refer to herein collectively as reporting persons, to file reports of ownership and changes in ownership of such securities with the Commission. Reporting persons are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file.

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Based solely on our review of copies of reports filed by reporting persons or written representations from such persons pursuant to Item 405 of Regulation S-K under the Exchange Act, we believe that during 2015, all filings required to be made by the reporting persons pursuant to Section 16(a) with respect to Akamai securities were made in accordance with Section 16(a), except that the vesting of 2,553 RSUs and the sale of 2,302 shares of common stock by Mr. Gemmell on February 7, 2015 was not reported until March 16, 2015 and the sale of 3,729 shares of common stock by Ms. Seligman on June 6, 2014 was not reported until December 4, 2015.

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PART FIVE

Matters to be Voted Upon at the Annual Meeting

Item One

Election of Directors

At the Annual Meeting, stockholders will vote to elect the four nominees named in this Proxy Statement as Class II directors. Each of the Class II directors elected at the Annual Meeting will hold office until the 2019 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified. Based on the recommendation of the N&G Committee, the Board of Directors has nominated Pamela Craig, Jonathan Miller, Paul Sagan and Naomi Seligman to serve as Class II directors for a term expiring at the 2019 Annual Meeting of Stockholders. The persons named in the enclosed proxy will vote to elect Pamela Craig, Jonathan Miller, Paul Sagan and Naomi Seligman unless a stockholder indicates that the shares should be voted against one or more of such nominees.

In the event that any nominee for Class II director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. It is not expected that any of the nominees will be unavailable or will decline to serve.

Board of Directors Recommendation

Our Board of Directors believes that approval of the election of Pamela Craig, Jonathan Miller, Paul Sagan and Naomi Seligman to serve as Class II directors is in the best interests of Akamai and our stockholders and, therefore, recommends that the stockholders vote FOR each of these nominees.

Item Two

Advisory Vote on Executive Compensation

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with Commission rules. Our Board of Directors has adopted a policy of providing annual advisory votes on executive compensation.

Akamai has a “pay-for-performance” philosophy that forms the foundation of all decisions regarding compensation of our executives. The goal of our executive compensation program is to attract, retain and reward talented and hard-working individuals in a highly competitive business environment. Our annual and long-term incentive compensation strategy is performance-oriented and is designed to link our strategic business objectives,

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specific financial performance objectives and the enhancement of stockholder returns with the compensation of our executives, including our Named Executive Officers. Please refer to the CD&A section of this Proxy Statement for an overview of the compensation of our Named Executive Officers.

We are asking for stockholder approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with Commission rules, which disclosures include the disclosures under “Executive Compensation Matters—Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this Proxy Statement.

This vote is advisory and therefore not binding on Akamai, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of Akamai stockholders and will consider those stockholders’ concerns when making future compensation decisions for our Named Executive Officers, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Board of Directors Recommendation

Our Board of Directors recommends that you vote FOR the approval of our 2015 executive compensation.

Item Three

Ratification of Selection of Independent Auditors

Upon the recommendation of the Audit Committee, which conducted an annual review of the firm’s performance, our Board of Directors has selected PricewaterhouseCoopers LLP, independent auditors, which we sometimes refer to as PwC, to audit our financial statements for the year ending December 31, 2016. PwC has audited our financial statements for each fiscal year since our incorporation. Although stockholder approval of the selection of PwC is not required by law, our Board of Directors believes that it is advisable to give stockholders the opportunity to ratify this selection. The affirmative vote of holders of a majority of the shares of our common stock represented at the Annual Meeting is necessary to ratify the appointment of PwC as our independent auditors. In the event stockholders do not ratify the selection of PwC as our independent auditors, the Audit Committee will reconsider its selection. Representatives of PwC are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

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The following table summarizes the fees we incurred for professional services provided by PwC for each of the last two fiscal years for audit, audit-related, tax and other services (in thousands):

Fee Category	2015	2014
Audit Fees (1)	$2,899	$2,987

Audit-Related Fees (2)	269	275

Tax Fees (3)	849	472

All Other Fees (4)	7	7
Total Fees	$4,024	$3,741

(1)	Audit fees consist of fees for the audit of our annual financial statements and internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services relate to financial due diligence with respect to potential acquisitions and consultations concerning financial accounting and reporting standards.
(3)	Tax fees consist of fees primarily related to tax compliance and consulting.
(4)	All other fees related to license fees for an accounting research tool.

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent auditor. This policy generally provides that we will not engage our independent auditor to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below. The Audit Committee may delegate pre-approval authority to one or more of its members but not to our management. Any such pre-approval by a member of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

Services can be approved in two ways: specific pre-approval or general pre-approval. Specific pre-approval represents the Audit Committee’s consent for the independent auditor to perform a specific project, set of services or transaction for us. General pre-approval represents the Audit Committee’s consent for the independent auditor to perform certain categories of services for us. If a particular service or project falls into a category that has been generally pre-approved by the Audit Committee within the preceding 12 months, further specific pre-approval of that service or project need not be obtained. Any proposed services exceeding cost levels generally pre-approved by the Audit Committee will require further specific pre-approval. From time to time, the Audit Committee may revise the list of services for which general pre-approval is granted. During 2015, 100% of the services provided by PwC were pre-approved by the Audit Committee.

PwC has provided tax services, as described in the Public Company Accounting Oversight Board Rule 3523, “Tax Services for Persons in Financial Reporting Oversight Roles,” to

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George H. Conrades, our Chairman of the Board of Directors, and Bernardus Verwaayen, a director. PwC has provided such services to Mr. Conrades since 1999. PwC has provided such services to Mr. Verwaayen since 2008. PwC and Akamai have determined that the provision of such services to Messrs. Conrades and Verwaayen does not impact PwC’s independence because neither is in a financial reporting oversight role solely because he served as a member of our Board of Directors and neither is otherwise responsible for our financial reporting oversight. Akamai did not pay for these tax services on behalf of Messrs. Conrades or Verwaayen.

Board of Directors Recommendation

Our Board of Directors believes that ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2016 is in the best interests of Akamai and our stockholders and, therefore, recommends that the stockholders vote FOR this proposal.

Part Six

Other Matters

Our Board of Directors does not know of any other matters that may come before the Annual Meeting; however, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, our Board of Directors, officers and employees, without additional remuneration, may solicit proxies by telephone, telegraph, electronic mail and personal interviews. Brokers, banks and other nominees will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

We have retained Georgeson Inc., a proxy solicitation firm, or Georgeson, to assist us with the distribution of proxy materials and vote solicitation. We will pay Georgeson approximately $17,000 for its services plus out-of-pocket expenses. We may ask Georgeson to solicit proxies on our behalf by telephone for a fee of $6.00 per completed phone call. Georgeson may solicit proxies by personal interview, mail and telephone.

Deadline for Submission of Stockholder Proposals for the 2017 Annual Meeting

Proposals of stockholders intended to be presented at the 2017 Annual Meeting of Stockholders, pursuant to Rule 14a-8 promulgated under the Exchange Act, must be received by us no later than December 2, 2016 in order to be included in the proxy statement and form of proxy relating to that meeting.

In addition, our bylaws require that we be given advance notice of stockholder nominations for election to our Board of Directors and of other business that stockholders wish to

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present for action at an annual meeting of stockholders (other than matters included in our proxy statement in accordance with Rule 14a-8 under the Exchange Act). The required notice must be delivered by the stockholder and received by the Secretary at the principal executive offices of Akamai (i) no earlier than 90 days before and no later than 70 days before the first anniversary of the date of the preceding year’s annual meeting, or (ii) if the date of the annual meeting is advanced by more than 20 days or delayed by more than 70 days from the first anniversary date, (a) no earlier than 90 days before the annual meeting and (b) no later than 70 days before the annual meeting or ten days after the day notice of the annual meeting was mailed or publicly disclosed, whichever occurs first. Assuming the date of our 2017 Annual Meeting of Stockholders is not so advanced or delayed, stockholders who do wish to make a proposal at the 2017 Annual Meeting (other than one to be included in our proxy statement) should notify us no earlier than February 10, 2017 and no later than March 2, 2017.

OUR BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AT YOUR EARLIEST CONVENIENCE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THIS MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

By order of the Board of Directors,

/s/ Melanie Haratunian

MELANIE HARATUNIAN
Executive Vice President, General Counsel and Secretary

April 1, 2016

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Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 11, 2016.
Vote by Internet
• Go to www.envisionreports.com/AKAM
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR the director nominees and FOR Proposals 2 and 3.

+
1. Election of Class II Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Pamela Craig	☐	☐	☐	02 - Jonathan Miller	☐	☐	☐	03 - Paul Sagan	☐	☐	☐

04 - Naomi Seligman	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. To approve, on an advisory basis, our executive officer compensation.	☐	☐	☐	3. To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2016.	☐	☐	☐

To transact such other business as may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — AKAMAI TECHNOLOGIES, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

Annual Meeting of Stockholders - May 11, 2016

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) George Conrades, F. Thomson Leighton and Melanie Haratunian, or each of them with full power of substitution, as proxies for those signing on the reverse side to act and vote at the 2016 Annual Meeting of Stockholders of Akamai Technologies, Inc. (the “Meeting”) and any adjournment or postponement thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Meeting, and, in their discretion, upon any other matters which may properly come before the Meeting.

This Proxy when properly executed will be voted in the manner directed by the stockholder(s) signing the reverse side and in the discretion of the proxies upon any other matters that properly come before the Meeting. If no other indication is made, the proxies shall vote “FOR” each of the director nominees and “FOR” Proposals 2 and 3.

PLEASE VOTE, DATE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE

SEE REVERSE SIDE	SEE REVERSE SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE